Exhibit 10.44
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NIPSCO HOLDINGS II LLC

TABLE OF CONTENTS
i

Schedules
Schedule 1 – Schedule of Members
Schedule 2 – Senior Management Termination Event

SECOND AMENDED & RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
This SECOND AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NIPSCO Holdings II LLC (the “Company”) is made and entered into as of January 31, 2024 (the “Effective Date”), by and among the Company, NIPSCO Holdings I LLC, an Indiana limited liability company (the “NiSource Member”), BIP Blue Buyer L.L.C., a Delaware limited liability company (the “BIP Investor Member”), BIP Blue Buyer VCOC L.L.C., a Delaware limited liability company (the “VCOC Investor Member” and together with the BIP Investor Member, the “Investor Members”), and solely for the purposes of Article VI, NiSource Inc., a Delaware corporation (the “Parent”). The Company, the NiSource Member, the BIP Investor Member, and the VCOC Investor Member are each sometimes referred to herein as a “Party” and, together, as the “Parties”.
RECITALS
1.On June 17, 2023, the Company, the NiSource Member, the Parent and the BIP Investor Member entered into the PSA, pursuant to which the Company, upon the closing of the transactions contemplated thereby, sold and issued to the BIP Investor Member Membership Interests constituting a 19.9% Percentage Interest.
2.On December 31, 2023 (the “Investment Closing Date”), the Company, the NiSource Member, and the BIP Investor Member entered into that certain Amended and Restated Limited Liability Company Agreement of the Company.
3.On the Investment Closing Date, NiSource, Inc., the NiSource Member, the Company, the BIP Investor Member, and the VCOC Investor Member entered into that certain Membership Interest Assignment Agreement pursuant to which the BIP Investor Member assigned to the VCOC Investor Member 4.5159% of the Membership Interests of the Company, effective as of the Effective Date.
4.Upon the execution and delivery hereof, the NiSource Member will be the owner of Membership Interests constituting an 80.1% Percentage Interest, the BIP Investor Member will be the owner of Membership Interests constituting a 15.3841% Percentage Interest, and the VCOC Investor Member will be the owner of Membership Interests constituting a 4.5159% Percentage Interest.
5.The Parties desire to, and by the execution and delivery of this Agreement hereby do, amend and restate in its entirety the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Investment Closing Date, in order to provide for, among other things, the admission of the VCOC Investor Member as a Member, the rights and responsibilities of the Parties with respect to the governance, financing and operation of the Company, and certain other matters relating to the business arrangements between the Parties with respect to the Company.
Therefore, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valid consideration the receipt of which is hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I
GENERAL MATTERS
Section 1.1Formation. The Parent formed the Company as a limited liability company pursuant to the Act. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement.
Section 1.2Name. The name of the Company is “NIPSCO Holdings II LLC”.
Section 1.3Purpose.

(a)The purpose of the Company is to, either on its own behalf or through its Subsidiaries, engage in all lawful business for which limited liability companies may be formed under the Act in furtherance of the following activities (the “Company Business”):
(i)owning and operating a public utility engaged in the (A) generation, transmission, distribution, marketing and sale of electricity and/or (B) transmission and distribution of natural gas, within the State of Indiana;
(ii)making direct or indirect investments in, or developing, constructing, commercializing, owning, operating or maintaining assets and facilities relating to the electric or gas business, including renewable energy projects;
(iii)undertaking any business activities conducted as of the Effective Date by the Company or its Subsidiaries;
(iv)engaging in such other activities that are (A) eligible to include in rate base and (B) expected to be eligible to earn a return through rates approved by IURC or FERC; or
(v)engaging in such other activities that the Board deems necessary, convenient or incidental to the conduct, promotion or attainment of the activities described in the foregoing subclauses (i), (ii), (iii) and (iv).
(b)The Company shall not engage in any activity or conduct inconsistent with the Company Business or any reasonable extensions thereof.
Section 1.4Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington Delaware, 19808.
Section 1.5Registered Agent. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company.
Section 1.6Members.
(a)The NiSource Member and each of the Investor Members is hereby or was heretofore admitted to the Company as a Member, and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, in fact or for any other purpose, a Member.
(b)No Member shall have any right to withdraw from the Company except as expressly set forth herein. No Membership Interest is redeemable or repurchasable by the Company at the option of a Member. Except as expressly set forth in this Agreement, no event affecting a Member (including dissolution, bankruptcy or insolvency) shall affect its obligations under this Agreement or affect the Company.
(c)The Members’ names, addresses and Percentage Interests are set forth on the Schedule of Members attached to this Agreement as Schedule 1.
(d)No Member, acting in its capacity as a Member, shall be entitled to vote on any matter relating to the Company other than as specifically required by the Act or as expressly set forth in this Agreement.
(e)Except as otherwise expressly set forth in this Agreement, any matter requiring the action, consent, vote or other approval of the Members hereunder shall require action, consent, vote or approval of the Members owning at least a majority of the Membership Interests.  Except as otherwise expressly set forth in this Agreement, the VCOC Investor Member hereby irrevocably makes, constitutes and appoints the BIP Investor Member as the VCOC Investor Member’s true and lawful attorney-in-fact, with full power of substitution, to act, consent or otherwise approve any matter requiring action, consent
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or other approval by the VCOC Investor Member in such forms and on such terms and conditions as the BIP Investor Member may deem necessary or desirable.  In addition, except as otherwise expressly set forth in this Agreement, the BIP Investor Member shall have the right and power to vote, and VCOC Investor Member grants to the BIP Investor Member its irrevocable proxy to vote, Membership Interests owned by the VCOC Investor Member, together with the Membership Interests owned by BIP Investor Member, with respect to, any matter requiring the consent, vote or other approval of the 19.9% Membership Interest held by the Investor Members, collectively.  The execution of any documents by the BIP Investor Member on behalf of the VCOC Investor Member shall be conclusive evidence of its authority as attorney-in-fact or as the holder of the irrevocable proxy for the VCOC Investor Member and generally to act, consent, vote or otherwise approve any matter requiring the action, consent, vote or other approval of the Members under this Agreement.  The VCOC Investor Member acknowledges the appointment of the BIP Investor Member as its attorney-in-fact and agrees that the appointment of the BIP Investor Member as its attorney-in-fact and the grant of the irrevocable proxy to the BIP Investor Member under this Section 1.6(e) is coupled with an interest and may not be revoked and will survive insolvency or bankruptcy of the VCOC Investor Member. The BIP Investor Member accepts its appointment and authorization to act as attorney-in-fact and as proxy holder for the VCOC Investor Member. Except as otherwise expressly set forth in this Agreement, the power and authority granted under this Section 1.6(e) will be exclusive.
(f)A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Membership Interests made pursuant to and in accordance with the terms of this Agreement. Immediately upon any such permissible Transfer, the Company shall cause such Member to be removed from Schedule 1 to this Agreement and to be substituted by the transferee or transferees in such Transfer, and, except as otherwise expressly provided for herein, such transferee or transferees shall be deemed to be a “Party” for all purposes hereunder and all references to the NiSource Member, the BIP Investor Member, or the VCOC Investor Member, as the case may be, shall be deemed to be references to such transferee or transferees (notwithstanding, in the case that more than one Person is a transferee of such Membership Interests, that such defined terms as used herein are singular in number).
Section 1.7Powers. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the purposes described in Section 1.3, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the Laws of the State of Delaware.
Section 1.8Limited Liability Company Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for the purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.
Section 1.9Issuance of Additional Membership Interests. Except for (a) the issuance of any Excluded Membership Interests or (b) the issuance of Membership Interests made pursuant to and in accordance with Section 5.1(c), Article VII, or as otherwise permitted herein, the Company shall not issue any new Membership Interests, or any securities convertible into Membership Interests or other equity interests of the Company, to any Third Party or to the Members other than in accordance with their respective Percentage Interests.
Section 1.10No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Nothing in this Section 1.10 shall control with respect to income tax treatment of the Company.

Article II
MANAGEMENT
Section 1.1Directors
. Subject to the provisions of the Act and any limitations in this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of a board of directors (the “Board” and each duly appointed and continuing member thereof from time to time, a “Director”), and no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or any actual or apparent authority to enter into Contracts on behalf of, or to otherwise bind, the Company. Without prejudice to such general powers, but subject to the same limitations, the Board shall be empowered to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with applicable Law or this Agreement, as the Board shall deem to be in the best interest of the Company. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101 of the Act.
Section 1.2Number of Directors; Proportional Appointment Rights.
(a)The authorized number of Directors constituting the Board shall be seven (7) Directors (the “Total Number of Directors”).
(b)The BIP Investor Member shall, as of the Effective Date, be entitled to appoint two Directors, and the BIP Investor Member shall retain the right to appoint at least two Directors for so long as the Investor Members collectively hold at least a 17.5% Percentage Interest in the aggregate. In the event that the Investor Members’ aggregate Percentage Interest is reduced below 17.5% but remains at or above a 9.9% Percentage Interest, the BIP Investor Member shall retain the right to appoint one Director. In the event that the Investor Members’ aggregate Percentage Interest is reduced below 9.9%, the BIP Investor Member shall cease to be entitled to appoint a Director. Any Directors appointed by the BIP Investor Member are referred to herein as “Investor Directors”. The appointment of any particular proposed Investor Director shall be subject to the NiSource Member’s prior written consent of the identity of such individual prior to his or her appointment to the Board; provided however, that the NiSource Member shall not have any consent right over the appointment of a proposed Investor Director that is a Qualified Designee.
(c)In the event that the Investor Members’ aggregate Percentage Interest decreases below 17.5% or 9.9%, as applicable, if the BIP Investor Member fails to remove an Investor Director concurrently with such decrease in the Investor Members’ aggregate Percentage Interest to be in compliance with the BIP Investor Member’s Director appointment rights set forth in Section 2.2(b), then the NiSource Member may remove such appropriate number of Investor Directors from the Board such that the BIP Investor Member is in compliance with its Director appointment rights set forth in Section 2.2(b), such removal being effective immediately.
(d)The NiSource Member shall be entitled to appoint all of the remaining Total Number of Directors that the Investor Member is not entitled to appoint pursuant to Section 2.2(b). Directors appointed by the NiSource Member are referred to herein as “NiSource Directors”; provided, that any NiSource Director must be a Qualified Designee. The NiSource Member shall further be entitled to designate a NiSource Director to serve as the chairperson of the Board.
(e)For so long as the BIP Investor Member is entitled to appoint an Investor Director, the BIP Investor Member shall be further entitled to designate the Board Observer or any other individual (provided, that such designee is a Qualified Designee) (the “Designated Alternate”) in its place and stead in the event that the Investor Director is unable to attend such meeting (or meetings of Board committees, if any pursuant to Section 2.12). The Designated Alternate will be entitled to exercise the powers of the Investor Director at such meetings, and will be subject to all of the responsibilities of an Investor Director hereunder at such meeting as if they were an Investor Director. The appointment of such Designated Alternate shall be subject to the same approval right of the NiSource Member applicable to the Investor Director under Section 2.2(b). If the Designated Alternate is serving in lieu of the Investor Director at any Board or committee meeting, the BIP Investor Member shall provide written notice to the NiSource Member of this fact prior to the commencement of such meeting (which notice may be by way of an email to the NiSource Directors), and such notice shall be recorded in the minutes of such meeting. For the avoidance of doubt, any references to approval or notice by the Investor Director in this Agreement will be deemed to refer to the Investor Director, and not the Designated Alternate, except in respect of the voting on matters presented at the meeting at which the Designated Alternate is attending. In the event that the Designated Alternate is also a Board Observer, at any Board or committee meeting in which he or she is serving as the Investor Director pursuant to this Section 2.2(e), he or she shall be deemed to be serving only as an Investor Director and not as a Board Observer at such meeting.
Section 1.3Removal of Directors
. Any one or more Directors may be removed at any time, with or without cause, by the Member that appointed such Director, and except as provided in Section 2.2(c), may not be removed by any other means. If a Director is convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction), or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, then the Member that appointed such Director shall, unless consented to by the NiSource Member in the case of an Investor Director and by the BIP Investor Member in the case of a NiSource Director, promptly remove such Director. Delivery of a written notice to the Company by a Member designating for removal of a Director appointed by such Member shall conclusively and with immediate effect constitute the removal of such Director, without the necessity of further action by the Company, the Board, or by the applicable removed Director. Each Director duly appointed by a Member pursuant to and in accordance with the provisions of Section 2.2 shall hold office until his or her resignation, death, permanent disability, removal pursuant to and in accordance with Section 2.2 or with this Section 2.3, or until a successor Director is duly appointed by the Member that appointed (and continues to be entitled to appoint) such Director.
Section 1.4Vacancies
. A vacancy shall be deemed to exist in case of the resignation, death, permanent disability or removal of any Director. The Member entitled to appoint a Director to the vacant directorship may appoint or elect a Director thereto to take office (a) immediately, (b) effective upon the departure of the vacating Director, in the case of a resignation, or (c) at such other later time as may be determined by such Member.
Section 1.5Acts of the Board; Voting
. Except as otherwise expressly set forth in this Agreement (including Section 8.1), a vote of a majority of the Directors present at a duly called and noticed meeting of the Board at which a quorum is present shall be required to authorize or approve any action of the Board. Every act of or decision taken or made by the Directors pursuant to the vote required by this Section 2.5 shall be conclusively regarded as an act of the Board.
Section 1.6Compensation of Directors. The Board shall have the authority to fix the compensation of Directors for their service to the Company, if any. The Board shall reimburse the Directors for their respective reasonable, documented out-of-pocket expenses incurred for attendance at meetings of the Board consistent with the Company’s then-applicable policies related to travel and expenses for directors or executive officers (or, if none exists, such travel and expense policies of Parent). Nothing herein shall be construed to preclude any Director from serving the Company or any of its Affiliates in any other capacity and receiving compensation therefor.
Section 1.7Meetings of Directors; Notice
. Except as provided pursuant to Section 2.10, meetings of the Board, both regular and special, for any purpose or purposes may be called at any time by the Board or by the Company at the request of any Director, by providing at least seven calendar days’ written notice to each Director unless the chairperson of the Board determines, acting reasonably, that there is a significant and time sensitive matter that requires shorter notice to be given, in which case a meeting of the Board may be called by giving at least 48 hours’ written notice to each Director. Regular Board meetings will be held quarterly. Each notice shall state the purpose(s) of and agenda for the meeting and include all required information, including dial-in numbers or other applicable access information, in order to participate in the meeting by telephonic means, over the internet or by means of any other customary electronic communications equipment. Unless otherwise agreed by unanimous consent of the Board, no proposal shall be put to a vote of the Board unless it has been listed on the agenda for such meeting. Notice of the time and place of meetings shall be delivered personally or by telephone to each Director, or sent by e-mail or other electronic communication to any Director. Any notice given personally or by telephone shall be communicated to the applicable Director. A Director may waive the notice requirement set forth in this Section 2.7 by any means reasonable in the circumstances, including by communication to one or more other Directors, and the presence of a Director at a meeting or the approval by a Director of the minutes thereof shall conclusively constitute a waiver by such Director of such notice requirement.
Section 1.8Quorum.
(a)Except as otherwise expressly set forth herein, the presence (whether physical, telephonic, over the internet or by means of other customary electronic communications equipment) of a majority of the number of Directors then serving on the Board (without regard to the Total Number of Directors), including at least one Investor Director, at a meeting of the Board shall constitute a quorum of the Board for the transaction of all business thereat; provided, that if quorum fails at two (2) consecutive attempted meetings that are called pertaining to the same subject matter with proper notice due to the failure of the Investor Director(s) to attend, then at the third attempted meeting only a majority of the number of Directors then serving on the Board (without regard to the Total Number of Directors or the attendance of the Investor Director(s)) must be present in person, by telephone or other electronic means or by proxy in order to constitute a quorum for the transaction of business for purposes of conducting only those matters that were included on the agenda for the attempted meetings immediately preceding such third attempted meeting; provided, that, at least twenty-four (24) hours prior written notice of any rescheduled meeting is required to be provided to the other Directors.
(b)If a quorum is not present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting, without notice other than announcement at the meeting.
Section 1.9Place and Method of Meetings.
(a)Meetings of the Board may be held at any place, whether within or outside the State of Delaware or the State of Indiana, and meetings may be held, in whole or in part, by telephonic means, over the internet or by means of any other customary electronic communications equipment. The place at which (or, if applicable, the electronic communication methods by which) a meeting will be held may be specified in the applicable notice of the meeting.
(b)The Directors may participate in meetings of the Board by telephonic means, over the internet or by means of any other customary electronic communications equipment, and, to the fullest extent permitted by applicable Law, shall be deemed to be present at such meeting for all purposes, including for purposes of determining quorum and of voting.
Section 1.10Action by the Board Without a Meeting
. Any action required or permitted to be taken by the Board may be taken without a meeting if a number of Directors the vote of whom would be minimally necessary to approve such action at a meeting of the Board shall individually or collectively consent in writing to such action; provided, that in order for such consent to be effective it shall have been provided to all Directors at least forty-eight (48) hours prior to its stated effectiveness, unless such prior notice is waived in writing by the Directors taking any such written action which includes at least one (1) Investor Director. Notwithstanding the foregoing, no action set forth in Section 8.1 that requires the consent of the BIP Investor Member shall be effected by written action entered into pursuant to this Section 2.10 without the BIP Investor Member’s written consent. Any written actions of the Board may be in counterparts and transmitted by e-mail and shall be filed with the minutes of the proceedings of the Board. Such written actions shall have the same force and effect as a vote of the Board.

Section 1.11Duties of Directors. Other than as set forth in Section 9.3, each member of the Board shall have fiduciary duties identical to those of directors of a business corporation organized under the General Corporation Law of the State of Delaware and except to the extent not permitted by applicable Law, no member of the Board shall be personally liable to the Company or its Members for monetary damages for breach of its fiduciary duties in such capacity. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Board, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Board.
Section 1.12Committees. The Board may create one or more committees of the Board, delegate responsibilities, duties and powers to such one or more committees, and appoint Directors to serve thereon. Each Director appointed to serve on any such committee shall serve at the pleasure of the Board, or otherwise in accordance with the terms of the resolution designating the applicable committee. Section 2.4, Section 2.7, Section 2.8, Section 2.9 and Section 2.10 shall each apply to any committee of the Board with the same terms applicable to the Board, mutatis mutandis. For each committee of the Board, the Board shall designate one Investor Director to serve on each such committee so long as the BIP Investor Member is entitled to appoint a Director pursuant to Section 2.2.
Section 1.13Investor Member Board Observer
. The BIP Investor Member shall be entitled to appoint one Person (which shall be an individual) to serve as an observer of the Board (the “Board Observer”) for so long as (i) the BIP Investor Member is entitled to appoint only one (1) Investor Director, but in no event when the BIP Investor Member is entitled to appoint two (2) Investor Directors or (ii) the Investor Members’ aggregate Percentage Interest is greater than or equal to 4.9% but in no event if the BIP Investor Member is entitled to appoint two (2) Directors, the identity of whom shall be subject to the prior written consent of the NiSource Member. The Board Observer shall have the right to receive notice of, attend and participate in all meetings of the Board (and any committee thereof) and to receive all information provided to Directors at the same time and in the same manner as provided to such Directors; provided, however, that the Company and the Board will be entitled to withhold access to any portion of the information and to exclude the Board Observer from any portion of any meeting of the Board (or any committee thereof) if the Company or the Board determines in good faith in reliance upon the advice of counsel that access to such information or attendance at such meeting (i) is reasonably necessary to preserve an attorney-client privilege of the Company or the Board or (ii) otherwise implicates any conflict of interest between any Investor Member, on the one hand, and a particular matter or transaction under consideration by the Board, on the other hand; provided, however, that the BIP Investor Member shall be notified of any intent to exclude the Board Observer in reliance on clause (ii) above in advance of any meeting from which the Board Observer is to be excluded to the extent reasonably practicable; provided, further, that, any Board Observer that is excluded shall only be excluded for such portion of the meeting during which such conflicted matter or transaction is being discussed. For the avoidance of doubt, the Board Observer shall not have any voting rights with respect to any matter brought before the Board and shall not be counted in any manner with respect to whether a quorum is present at a meeting of the Board, and (without limiting the Company’s obligations to provide the Board Observer with notice of meetings of the Board and any committee thereof as set forth in this Section 2.13) no defect in the provision of notice to the Board Observer of any meeting of the Board shall be construed to constitute a defect in the provision of notice to Directors. The Board Observer shall be bound by the same confidentiality obligations as the Directors as set forth in Section 9.6. The BIP Investor Member may cause the Board Observer to resign or appoint a replacement Board Observer from time to time by giving written notice to the Company. In the event that the Investor Members’ aggregate Percentage Interest becomes less than 4.9%, the BIP Investor Member’s rights under this Section 2.13 shall immediately cease. For the avoidance of doubt, the sole purpose of this Section 2.13 is to provide observation rights (subject to the limitations and conditions set forth in this Section 2.13) to an individual Representative of the BIP Investor Member, and in no event will any Board Observer be construed to be a third-party beneficiary of this Agreement, an agent of the Company of any kind or for any purpose, or have any other claim against the Company or the Members in relation to any matter whatsoever.
Section 1.14Related Party Matters.
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(a)The Parties acknowledge that certain Affiliates of the Company provide various services to the Company and its Subsidiaries and that all of such services shall continue in the ordinary course of business. All agreements between any member of the Outside Group, on the one hand, and the Company Group, on the other hand, (such transactions, “Affiliate Agreements”), shall be (i) entered into and carried out in a manner that, except as may be required by any applicable Law or Order, is (A) consistent with past practices and the corporate allocation and affiliate transaction policies of the Outside Group in effect at such time and (B) on terms and conditions that are pursuant to the corporate allocation policies and affiliate transaction policies of the Outside Group as of such time to the extent that they are non-discriminatory against the Company and its Subsidiaries and are generally consistent with the corporate allocation policies and affiliate transaction policies of the Outside Group, (ii) entered into and carried out in accordance with the requirements of any applicable Law or Order (including, for the avoidance of doubt, on such terms and conditions as may be required to obtain the approval of the applicable Governmental Body in respect of such transaction) and (iii) if applicable pursuant to Section 8.1, approved by the Board. Notwithstanding anything to the contrary in this Agreement, except as required by applicable Law, the NiSource Member shall ensure during the term of this Agreement that any methodologies used to allocate costs to the Company Group (i) are and will be consistently applied to other members of the Outside Group in a manner that does not have a disproportionate adverse impact on the Company or any of its Subsidiaries as compared to any member of the Outside Group and (ii) would not result in any fines or penalties that are imposed on any member of the Outside Group being allocated to the Company or any of its Subsidiaries. The NiSource Member shall also use commercially reasonable efforts to ensure corporate separateness from the NiSource Member and the other members of the Outside Group in a manner and consistent with the Company Group’s and the Outside Group’s respective past practices and applicable Law and Orders. The NiSource Member shall continue to audit its corporate services annually by its then current auditor in the ordinary course and shall share such audit with the BIP Investor Member (including any work papers and other supporting documentation reasonably requested by the BIP Investor Member (subject to its prior execution of a customary non-reliance letter agreement to the extent requested by such auditor)).
(b)Each of the Investor Members acknowledges and agrees that (i) the Company Group and the Outside Group has prior to the Effective Date engaged in Affiliate Agreements, and will, pursuant to and in accordance with the provisions of Section 2.14(a), from and after the Effective Date engage in new Affiliate Agreements, subject to the BIP Investor Member’s approval rights under Section 8.1 (if applicable) and (ii) all services provided by any member of the Outside Group to any member of the Company Group as of the Effective Date and (iii) the promissory notes held or payable by the Company’s Subsidiary, Northern Indiana Public Service Company LLC (“NIPSCO”), payable to NiSource Development Company, Inc. (the “NiSource Notes”) shall or will remain outstanding and be payable in accordance with their terms or sooner as the Board determines in good faith is appropriate.
(c)In the event the Company and/or the NiSource Member becomes aware of any material breach or material default (it being understood that, for purposes of this clause (c), a breach or default will be deemed to be “material” if the reasonably expected amount of damages that would be sustained by the Company and its Affiliates as a result of such breach or default, or series of related breaches or defaults, would exceed $30,000,000 in the aggregate, subject to an annual increase by the CPI Escalator) by any member of the Company Group or Outside Group under any Affiliate Agreement (an “Affiliate Agreement Default”), the Company and/or the NiSource Member, as applicable, shall promptly, but in any event within ten (10) Business Days after becoming aware of such Affiliate Agreement Default, send a written notice (an “Affiliate Agreement Default Notice”) to the Company and the BIP Investor Member setting forth in reasonable detail the nature of such Affiliate Agreement Default and the reasonable estimate of the current and future anticipated losses associated with such Affiliate Transaction Default (to the extent feasible to make a reasonable estimate at such time). After delivery of such Affiliate Agreement Default Notice to the BIP Investor Member, the Company (and, if the Company did not provide the Affiliate Agreement Default Notice, the NiSource Member) shall promptly provide the BIP Investor Member with any additional information reasonably requested by the BIP Investor Member and available to the NiSource Member relating to such Affiliate Agreement Default. The defaulting party under such Affiliate Agreement shall have (i) twenty (20) Business Days following the expiration of the applicable cure period in respect of such Affiliate Agreement, to fully cure any monetary Affiliate Agreement Default, and (ii) sixty (60) days following the expiration of the applicable cure period in respect of such Affiliate Agreement, to fully cure any non-monetary Affiliate Agreement Default, subject to and consistent with applicable Law and Orders, if capable of being cured. In the event that any material alleged Affiliate Agreement Default is not timely cured in accordance with the preceding sentence, the BIP Investor Member shall have the sole right to cause the Company and its Subsidiaries to take, or refrain from taking, any actions in connection with the enforcement of or compliance with the rights or obligations of the Company or any of its Subsidiaries under the terms of the applicable Affiliate Agreement. In addition to, and not in limitation of, the foregoing provisions of this Section 2.14(c), the Company shall notify the BIP Investor Member prior to, or within ten (10) days following, its execution of any new Affiliate Agreement or any material amendment to any Affiliate Agreement setting forth in reasonable detail the nature of such new Affiliate Agreement or such amendment and, upon request from the BIP Investor Member, shall provide copies of all Contracts relating to such new Affiliate Agreement or such amendment within five (5) Business Days of such request.
Article III
OFFICERS
Section 1.1Appointment and Tenure.
(a)The Board may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.
(b)The officers of the Company shall be comprised of one or more individuals designated from time to time by the Board. Each officer shall hold his or her office for such term and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Board. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers shall be fixed from time to time by the Directors.
(c)The officers of the Company may consist of a president, a secretary and a treasurer. The Board may also designate one or more vice presidents, assistant secretaries and assistant treasurers. The Board may designate such other officers and assistant officers and agents as the Board may deem necessary or appropriate.
Section 1.2Removal
. Any officer may be removed as such at any time by the Board, either with or without cause, in its discretion, subject to the consultation right of the BIP Investor Member set forth in Section 8.2.
Section 1.3President
. The president, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Board, and shall be authorized and directed to implement all actions, resolutions, initiatives and business plans adopted by the Board.
Section 1.4Vice Presidents
. The vice presidents, if any are designated, in the order of their election, unless otherwise determined by the Board, shall, in the absence or disability of the president, perform the duties and have the authority and exercise the powers of the president. They shall perform such other duties and have such other authority and powers as the Board may from time to time prescribe.
Section 1.5Secretary; Assistant Secretaries
. The secretary, if one is designated, shall perform such duties and have such powers as the Board may from time to time prescribe. The assistant secretaries, if any are designated, and unless otherwise determined by the Board, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 1.6Treasurer; Assistant Treasurers
. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Board. The treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render the president and the Board, when so directed, an account of all of his or her transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Board may from time to time prescribe. If required by the Board, the treasurer shall give the Company a bond of such type, character and amount as the Board may require. The assistant treasurers, if any are designated, unless otherwise determined by the Board, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Board may from time to time prescribe.
Section 1.7Duties of Officers. Other than as set forth in Section 9.3 with respect to any Representative of Parent or its Affiliates who is also an officer of the Company, each officer of the Company (in such individual’s capacity as an officer) will owe the Company, its Subsidiaries and the Members such fiduciary duties that apply to officers of a Delaware corporation. No provision of this Agreement will be deemed to limit or eliminate such fiduciary duties.
Article IV
DEFAULT; DISSOLUTION
Section 1.1Events of Default
. The following shall constitute events of default (each, an “Event of Default”) by the applicable Member under this Agreement:
(a)any material breach of this Agreement by such Member;
(b)any failure by such Member to make any Mandatory Capital Contribution pursuant to and in accordance with a Capital Request Notice issued pursuant to Section 5.1 or, with respect to an Additional Funding Requirement (other than a Mandatory Capital Contribution), a duly authorized officer of each of the Investor Members has affirmed in writing that such Investor Member would make such Additional Funding Requirement in its Response to Capital Call but failed to do so within the time period set forth in Section 5.1, in any case any such failure to fund by any Investor Member shall be deemed to be a failure to fund by all of the Investor Members;
(c)any purported Transfer by such Member made other than pursuant to and in accordance with the terms and conditions of this Agreement; and
(d)the filing of a petition seeking relief, or the consent to the entry of a decree or Order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by such Member or by any of its controlling Affiliates.
Section 1.2Default Notice
. If an Event of Default occurs, then any Member (other than the Defaulting Member) may deliver to the Company and to the Member subject to the Event of Default (the “Defaulting Member”; provided, that at any time the Defaulting Member is an Investor Member, then both Investor Members shall be deemed Defaulting Members until such Investor Member ceases to be a Defaulting Member according to the terms of this Agreement) a notice of the occurrence of such Event of Default, setting forth the circumstances of such Event of Default. If, within thirty (30) days following the delivery of such notice (or, with respect to an Event of Default set forth in Section 4.1(b), ten (10) days), the Defaulting Member has not cured the event giving rise to the Event of Default (if capable of being so cured), the provisions of this Agreement applicable to a “Defaulting Member” shall apply to such Defaulting Member and, in addition to any other rights and remedies provided under this Agreement, (i) if the Defaulting Member is an Investor Member, the Defaulting Member’s voting rights, including its approval rights in Section 8.1, shall be suspended and (ii) any net Available Cash required to be distributed to the Defaulting Member shall instead be distributed to the non-Defaulting Members, or the Company, as applicable, if such breach is capable of being cured by the payment of such amounts which such clauses (i) and (ii) shall apply as applicable (and such Member shall be considered a “Defaulting Member”) until the applicable Event of Default and the material effects thereof have been cured (if capable of being so cured).
Section 1.3Dissolution.
(a)Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the Company shall dissolve, and its affairs shall be wound up, upon either (i) the approval by the Board and the written consent of all of the Members or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (each, an “Event of Dissolution”).
(b)Upon the occurrence of an Event of Dissolution, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Members. No Member, acting in its capacity as such, will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. All covenants contained and obligations provided for in this Agreement will continue to be fully binding upon the Members until such time as the property of the Company has been distributed pursuant to Section 5.3 and the certificate of formation of the Company has been canceled pursuant to the Act.
(c)After the occurrence of an Event of Dissolution, and after all of the Company’s debts, liabilities and obligations have been paid and discharged or adequate reserves have been made therefor and all of the remaining assets of the Company have been distributed to the Members, the Company shall make necessary resolutions and filings to dissolve the Company under the Act.
Article V
CAPITAL CONTRIBUTIONS; DISTRIBUTIONS; ALLOCATIONS
Section 1.1Capital Contributions.
(a)If the Board determines that it is in the best interests of the Company to obtain additional equity capital for purposes of (i) developing, acquiring or maintaining Qualifying Core Assets or funding ordinary course operations of the Company Business, (ii) satisfying the Company’s obligations to Third Parties (including in respect of the Indebtedness of the Company Group or under any Contract), (iii) complying with applicable Law or Order, or (iv) funding any Emergency Expenditures (any such determination by the Board an “Additional Funding Requirement”), then the Board may direct the Company to submit to the Members a written capital funding request notice (a “Capital Request Notice”), which Capital Request Notice shall set forth (A) the anticipated amount of, and the reason for, such Additional Funding Requirement, (B) each Member’s requested share of such Additional Funding Requirement, which with respect to each Member shall equal such Member’s Percentage Interest multiplied by the aggregate amount of the Additional Funding Requirement (such share, the “Pro Rata Request Amount”) and (C) the funding date for such Additional Funding Requirement (the “Capital Request Funding Date”), which Capital Request Funding Date shall not be earlier than forty-five (45) days following the date on which such Capital Request Notice is delivered to the Members except for any Capital Request Notices pertaining to Emergency Expenditures in which case the Capital Request Funding Date shall not be earlier than ten (10) Business Days. Any Additional Funding Requirements for the period from the Investment Closing Date and including the date that is three (3) years from the Investment Closing Date and which do not exceed the Maximum Investor Commitment shall be a “Mandatory Capital Contribution”. Any Additional Funding Requirement shall require each Member to contribute its Pro Rata Request Amount; provided, that any obligations of the Investor Members under this Section 5.1(a) to contribute their respective Pro Rata Request Amounts shall be joint and several. Requests for additional equity capital other than pursuant to a Mandatory Capital Contribution shall be determined by the Board and each Member may, but shall not be obligated to, contribute its Pro Rata

Request Amount as called for in the applicable Capital Request Notices; provided, that in the event the BIP Investor Member elects to contribute its Pro Rata Request Amount as called for in the applicable Capital Request Notice and the VCOC Investor Member elects not to contribute its Pro Rata Request Amount, then the BIP Investor Member shall be required to fund the total Pro Rata Request Amount for the Investor Members, including such Pro Rata Request Amount allocated to the VCOC Investor Member. For the avoidance of doubt, other than (i) a Mandatory Capital Contribution pursuant to this Section 5.1, (ii) the joint and several obligations of the Investor Members to contribute their respective Pro Rata Request Amounts as set forth in this Section 5.1 and (iii) any obligation of the BIP Investor Member to fund on any Pro Rata Request Amount allocated to the VCOC Investor Member pursuant to the immediately the preceding sentence, no Member shall have any obligation to fund any such requests for additional equity capital unless such Member indicates it will do so in accordance with this Section 5.1. Upon the receipt of a Capital Request Notice, each Member shall, within twenty (20) days of such receipt, provide written notice to the Company and the other Members as to the extent to which such Member intends to fund its Pro Rata Request Amount, whether in whole, in part or not at all (a “Response To Capital Call”). If one Member indicates in its Response To Capital Call that it does not intend to fund its Pro Rata Request Amount in full, and any other Member had, prior thereto, submitted a Response To Capital Call indicating that it intends to fund a greater percentage than any such other Member of its Pro Rata Request Amount, then any such other Member will be entitled to amend its Response To Capital Call to reduce its percentage funding to an amount representing a percentage of its Pro Rata Request Amount not less than the lower percentage indicated in the other Member’s Response to Capital Call; provided, that no Investor Member shall be entitled to reduce its percentage funding pursuant to this sentence if the Member that indicated its intent not to fund its Pro Rata Request Amount in full is an Investor Member. If no Response to Capital Call is received within such twenty (20) days, the Member shall be deemed to have elected to not fund.
(b)If any Member refuses or fails to make all or any portion of its Pro Rata Request Amount pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date (such Member, the “Non-Contributing Member”, and the unfunded amount, the “Unfunded Amount”), then the Company shall provide written notice thereof to the other Member(s) (the “Contribution Unfunded Amount Notice”); provided, that if the Non-Contributing Member is an Investor Member, the Investor Members jointly shall be deemed the Non-Contributing Member and all references in this Section 5.1(b) to the Pro Rata Request Amount of the Non-Contributing Member shall refer to the aggregate Pro Rata Request Amount of both Investor Members combined, and:
(i)Excess Contribution. To the extent that the Non-Contributing Member contributes a portion (but less than all) of its Pro Rata Request Amount, and any other Member who is not a Non-Contributing Member (an “Over-Contributing Member”) has contributed a greater percentage of its Pro Rata Request Amount than the Non-Contributing Member, such Over-Contributing Member shall have the right to elect (which election shall be made by written notice to the Company and the other Members no later than 10 Business Days following the date of the Contribution Unfunded Amount Notice and any may consist of any combination thereof) to (A) receive a special distribution of the amount of such excess (the “Excess Contribution”), such that the Excess Contribution is returned to such Over-Contributing Member (and the Company shall cause such special distribution to be made as promptly as practicable), (B) have the portion of such Excess Contribution that would have been the Non-Contributing Member’s share thereof treated as a loan to the Company (consistent with the methodology in clause (ii)(A), below), or (C) except in the event that the Non-Contributing Member is the NiSource Member, have the portion of such Excess Contribution that would have been the Non-Contributing Member’s share thereof treated as a contribution to capital (consistent with the methodology in clause (ii)(B) below).
(ii)Top-Up Right. A Member that has paid its full Pro Rata Request Amount (the “Contributing Member”; provided, that no Investor Member may be a Contributing Member if the other Investor Member has not paid its full Pro Rata Request Amount unless an Investor Member has funded the full Pro Rata Request Amount of any other Investor Member on behalf of such Investor Member) shall have the right (but not the obligation) to elect (which election shall be made by written notice to the Company and the other Members no later than ten (10) Business Days following the receipt of the Contribution Unfunded Amount Notice) to contribute any portion of the Unfunded Amount in accordance with this Section 5.1(b) either (A) as a loan to the Company, or (B) except in the event that the Non-

Contributing Member is the NiSource Member, as a capital contribution to the Company (or as any combination thereof as the Contributing Member elects) in accordance with the following procedures:
(A)Loan. The Contributing Member may elect to advance all or a portion of the Unfunded Amount to the Company on behalf of the Non-Contributing Member, which advance shall be treated as a loan by the Contributing Member to the Company (an “Unfunded Amount Loan”) at an interest rate equal to a floating rate equal to the Wall Street Journal Prime Rate plus 0.75% per annum. Subject to the terms of this Agreement, each Unfunded Amount Loan shall be repaid out of any subsequent distributions made pursuant to Section 5.2 to which the Non-Contributing Member would otherwise be entitled under this Agreement, and such payments shall be applied first to the payment of accrued but unpaid interest on each such Unfunded Amount Loan and then to the payment of the outstanding principal, until such Unfunded Amount Loan is paid in full.
(B)Capital Contribution. Except in the event that the Non-Contributing Member is the NiSource Member, the Contributing Member may elect to contribute an amount equal to all or a portion of the Unfunded Amount to the Company. If the Contributing Member elects to contribute to the Company all or a portion of the Unfunded Amount, then, on or after the earlier of the date that the Non-Contributing Member indicates it will not cure the failure to fund its full Pro Rata Request Amount and the thirtieth (30th) day following the date of the Contribution Unfunded Amount Notice, the Company shall issue to the Contributing Member the amount of additional Membership Interests that can be purchased for such funded amount at a price per Membership Interest equal to 90% of the Fair Market Value of the Company (measured as of the date that such contribution is to be made) per Membership Interest until the NiSource Member has purchased up to $250,000,000 of additional Membership Interests pursuant hereto, and thereafter at Fair Market Value of the Company, and the Contributing Member’s and the Non-Contributing Member’s respective Percentage Interests will be adjusted accordingly. For the avoidance of doubt, this subsection shall in all respects not be subject to the rights and procedures set forth in Section 7.1.
(C)Cure Right. Notwithstanding anything to the contrary in this Section 5.1, on or before the thirtieth (30th) day following the date of the Contribution Unfunded Amount Notice, a Non-Contributing Member may make a contribution to the Company equal to the sum of the Unfunded Amount plus, if the Contributing Member already made an Unfunded Amount Loan in respect of such Unfunded Amount, any interest accrued on the Unfunded Amount Loan, following which (1) the Unfunded Amount advanced by the Contributing Member to the Company together with any such interest shall be paid to the Contributing Member, and (2) the former Non-Contributing Member shall be deemed to have cured its failure to pay the Pro Rata Request Amount prior to the Capital Request Funding Date with respect to the applicable Capital Request Notice.
For the avoidance of doubt, the remedies set forth in this Section 5.1(b)(ii)(C) shall not apply to an Event of Default by the NiSource Member.
(c)If the Non-Contributing Member is an Investor Member and it refuses or fails to make its full Pro Rata Request Amount pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date and the Contributing Member has not fully funded the Unfunded Amount in accordance with Section 5.1(b), then on or after the thirtieth (30th) day following the date of the applicable Contribution Unfunded Amount Notice, the Board may authorize the Company to seek additional equity funds on commercially reasonable terms from a Third Party in an amount up to the difference between the total Additional Funding Requirement requested and the total funds received by the Company from the Non-Contributing Member and the Contributing Member (including any additional funds that the Contributing Member may have contributed pursuant to Section 5.1(b)), and to issue Membership Interests to Third Parties in connection therewith pursuant to this Section 5.1(c). The terms and rights of the Membership Interests issued pursuant to this Section 5.1 must be on terms no better than the Membership Interests that would have been issued to the applicable Member had they been a Contributing Member. If the Board determines to seek additional equity funds from and issue Membership Interests to a Third Party pursuant to this Section 5.1(c), then the Company must consummate such issuance within 180 days following the Capital Request Funding Date. If such issuance is not consummated within such 180-day period, then the Company’s right to so issue Membership Interests to a Third Party in connection with the applicable Additional Funding Requirement shall be lapsed, and the Company shall not thereafter issue any Membership Interests to a Third Party in connection with such Additional Funding Requirement; provided, that, if a definitive agreement providing for such issuance is executed prior to the expiration of such 180-day period but the issuance has not been consummated at the expiration of such period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such issuance, then such period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of such original expiration date and the consummation of the issuance provided for in such definitive agreement; provided, further, that the Company shall have used its reasonable best efforts in seeking such authorizations, approvals and consents. Upon the completion of such issuance of Membership Interests pursuant to this Section 5.1(c), the Company shall give written notice to the Members of such issuance, which notice shall specify (i) the total number of new Membership Interests issued, (ii) the price per Membership Interest at which the Company issued the Membership Interests, and (iii) any other material terms of the issuance. Upon the issuance of new Membership Interests pursuant to this Section 5.1(c), the Contributing Member’s and Non-Contributing Member’s respective Percentage Interests will be adjusted accordingly. In no event shall any such issuance be subject to Section 7.1 or 8.1.
(d)If a Member does not make a Mandatory Capital Contribution or indicates in its Response to Capital Call that it shall make its Pro Rata Request Amount but then does not fund such amounts, such Member shall be a Defaulting Member, provided, that at any time the Defaulting Member is an Investor Member, then both Investor Members shall be deemed Defaulting Members until such Investor Member ceases to be a Defaulting Member according to the terms of this Agreement.
(e)In the event that there is an Investor Call Trigger, the NiSource Member (or its Affiliate) may (but is not required to), at its option at any time, acquire all (but not less than all) of the Membership Interests held by the Investor Members (the “Call Right”) by giving written notice (the “Call Notice”) to the BIP Investor Member of its election to exercise the Call Right; provided, that, other than with respect to clause (ii) or (iii) of the definition of Investor Call Trigger, the applicable Investor Member shall have sixty (60) days following the Call Notice to cure the event giving rise to the Call Notice, if capable of being so cured (the “Cure Period”). The purchase price payable by the NiSource Member in connection with the exercise of the Call Right shall be equal to the product of (i) with respect to an Investor Call Trigger pursuant to clause (i) of the definition thereof, 90% of the Fair Market Value of the Company, (ii) with respect to an Investor Call Trigger pursuant to clause (ii) of the definition thereof, 100% of the Fair Market Value of the Company and (iii) with respect to an Investor Call Trigger pursuant to clause (iii) of the definition thereof, the greater of 100% of the Fair Market Value of the Company or such amount which would satisfy the Spin Return Threshold (in each case, measured as of the date of the delivery of the Call Notice to the BIP Investor Member), multiplied (ii) by a fraction, (A) the numerator of which is the number of Membership Interests that the Investor Members own in the aggregate at such time and (B) the denominator of which is the total number of Membership Interests then outstanding (the amount equal to such product, the “Call Exercise Price”). If the Call Right is exercised by the NiSource Member, each of the Parties shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Section 5.1(e) as promptly as practicable, but in any event not later than thirty (30) days after the end of the Cure Period, or so long as necessary to obtain all required authorizations, approvals, or consents (such period, the “Call Consummation Period”), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary; provided, that, with respect to an Investor Call Trigger pursuant to clause (iii) of the definition thereof, the closing of the Call Right shall occur concurrently with or immediately prior to the underlying spin-off, split-off or similar transaction giving rise to the Call Right. If either Investor Member fails to take all actions necessary to consummate the Transfer of the Membership Interests held by it in accordance with this Section 5.1(e) prior to the expiration of the Call Consummation Period, then the Investor Members jointly shall be deemed to be in material breach of this Agreement for purposes of Article IV and for all other purposes hereunder, shall be deemed a Defaulting Member, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the NiSource Member to be the Investor Members’ agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer the Investor Member’s Membership Interests to the Company as the holder thereof, in each case consistent with the provisions of this Section 5.1(e). At the consummation of any purchase and sale pursuant to this Section 5.1(e), the Investor Members shall sell to the NiSource Member all of the Membership Interests owned by the Investor Members in exchange for the Call Exercise Price. Contemporaneously with its receipt from the NiSource Member of the Call Exercise Price, the Investor Members shall Transfer to the NiSource Member all of the Membership Interests owned by the Investor Members, free and clear of all Liens. The Members and the Company acknowledge and agree that they shall cooperate reasonably to obtain any necessary authorization, approval or consent of any Governmental Body to consummate the transactions contemplated by this Section 5.1(e). For the avoidance of doubt, in the event the Call Right is exercised, the BIP Investor Member may request the Fair Market Value be determined in accordance with Section 13.15, regardless of the Investor Members’ aggregate Percentage Interest at such time.
(f)The BIP Investor Member has delivered to the Company on the Investment Closing Date the Equity Commitment Letter. In the event that either Investor Member fails to make any Mandatory Capital Contribution from the Investment Closing Date to and including the third (3rd) anniversary of the Investment Closing Date, and so long as the Maximum Investor Commitment has not been fully paid, the Company shall be entitled to enforce the Equity Commitment Letter for any portion of the Investor Members’ aggregate Pro Rata Request Amount, in addition to the other remedies provided herein (with the Directors appointed by the BIP Investor Member abstaining from determining any such enforcement).
(g)Notwithstanding anything contained herein to the contrary, to the extent the Company has not distributed one hundred percent (100%) of the Purchase Price (as defined in the PSA) to the NiSource Member prior to the Effective Date (any such shortfall, the “NiSource Shortfall Amount”), the NiSource Member shall have no obligation with respect to any Additional Funding Requirement pursuant to Section 5.1(a) unless or until the cumulative amount of any Additional Funding Requirement otherwise imposed upon the NiSource Member exceeds the NiSource Shortfall Amount, if any. For the avoidance of doubt, the NiSource Shortfall Amount, if any, shall in no way affect the Members’ Percentage Interests herein, and the NiSource Shortfall Amount, if any, shall not be Available Cash subject to distribution to the Members pursuant to Section 5.2.
Section 1.2Distributions Generally.
(a)Except as otherwise provided herein and subject to Section 5.2(b), Section 5.2(c), and the Act, no later than seventy-five (75) days after the end of each fiscal quarter, the Company shall make distributions in cash of all its Available Cash in respect of such fiscal quarter. The Company may make such other more frequent distributions (including interim distributions) at such times and in such amounts as the Board may determine.
(b)Except as otherwise provided herein, all distributions shall be paid to the Members only in cash and in the same proportion as their respective Percentage Interest; provided, that, in the case of distributions to be paid in respect of any period during which the Percentage Interest of the Members changed, such distributions shall be prorated to reflect the Percentage Interest of the Members on each day of such measurement period, and the Company and the Members shall take such action as necessary to effectuate such proration.
(c)With respect to each taxable year, at such times necessary to allow the Members to timely satisfy all of their U.S. federal, state and local and non-U.S. tax liabilities, prior to any distributions pursuant to Section 5.2(a) and subject to Available Cash and any restrictions contained in any loan agreement or other contract to which the Company is a party or by which it is bound, the Company shall make cash distributions (“Tax Distributions”) to each Member equal to such Member’s quarterly Assumed Tax Liability determined based on the Board’s good faith estimate of the projected Profits for such taxable year; provided, however, that to the extent a Member would otherwise be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 5.2(c) on any given date, then the Tax Distributions to such Member shall be increased, as necessary, to ensure that all such Tax Distributions made pursuant to this Section 5.2(c) are made pro rata in accordance with the Members’ respective Percentage Interests. The Company and the Board shall not have any liability to any Member for penalties arising from non-payment or incorrect estimates of such

Member’s estimated tax payments. Any distributions made pursuant to this Section 5.2(c) shall be treated for purposes of this Agreement as having been distributed pursuant to Section 5.2(a) and shall reduce, dollar-for-dollar, the amount otherwise distributable to such Member pursuant to Section 5.2(a). To the extent the Company does not have sufficient funds and thereby is unable to pay to the Members the full amount of any Tax Distribution otherwise payable pursuant to this Section 5.2(c), the Company shall pay the amount of such shortfall to the Members (pro rata, in accordance with the amount of any such shortfall then owning to such Members) as promptly thereafter as such funds become available. If with respect to any taxable year, the aggregate amount of distributions made to a Member under this Section 5.2(c) is in excess of the amount that would result from the application of this Section 5.2(c) to the entire taxable year, then the amount of such excess shall be treated as an advance against, and shall reduce the amount of, any future distributions made with respect to such Member pursuant to this Section 5.2(c), but shall not reduce Tax Distributions made to a Member to provide such Member with its pro rata Percentage Interest of Tax Distributions.
(d)Notwithstanding the terms of this Section 5.2 and any other provision of this Agreement, (i) the Company shall not make any distribution to any Member on account of its Membership Interests to the extent such distribution would violate the Act, other applicable Law or an Order, and (ii) a Member may direct the payment of part or all of any distribution to another Person by providing written notice of such direction to the Company.
Section 1.3Distributions upon the Occurrence of an Event of Dissolution. Upon the occurrence of an Event of Dissolution, the Board will proceed, subject to the provisions herein, to wind up the affairs of the Company, liquidate and distribute the remaining assets of the Company (provided, however, that all distributions shall be paid to the Members only in cash and in accordance with the following order of priority: (i) first, to the NiSource Member to the extent the NiSource Shortfall Amount, if any, exceeds the cumulative amount of any Additional Funding Requirement otherwise imposed upon the NiSource Member pursuant to Section 5.1(a), and (ii) second, to the Members in accordance with their Percentage Interests) and apply the proceeds of such liquidation in the order of priority in accordance with Section 18-804 of the Act or as may otherwise be agreed to by the Members; provided, however, that notwithstanding anything contained herein to the contrary, the NiSource Notes shall be paid first. If the assets of the Company remaining after the payment or discharge of all debts and liabilities of the Company are insufficient to return capital contributions of each Member, such Member shall have no recourse against the Company or any other Member.
Section 1.4Capital Accounts.
(a)A separate Capital Account for each Member shall be established on the books and records of the Company in compliance with Section 704(b) of the Code and the Treasury Regulations. The initial Capital Accounts of each Member are set forth on Schedule 1. This Section 5.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulation, as determined by the Board in its reasonable discretion.
(b)No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
Section 1.5Withdrawal of Capital; Interest. Except as expressly provided in this Agreement, (a) no Member may withdraw capital or receive any distributions from the Company and (b) no interest shall be paid by the Company on any capital contribution or distribution.
Section 1.6Allocation of Profits and Losses.
(a)Subject to Section 5.6(b), and after the application of the allocation rules in Section 5.7, Profits and Losses and, if the Board in its discretion determines it to be necessary, individual items thereof, for an Allocation Year (or other relevant period) shall be allocated among the Members for such Allocation Year (or other relevant period) in a manner determined by the Board so as to produce, as nearly as possible, the sum of (a) the Capital Account balance for each Member at the end of such Allocation Year (or other relevant period) and (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, if any, equal to the hypothetical cash that would be distributed to such Member if (x) the Company were dissolved, its affairs wound up and its assets sold for an amount of hypothetical cash equal to the sum of the Gross Asset Values of the assets at the end of such Allocation Year (or other relevant period), (y) the Company paid all of its liabilities in accordance with their terms up to the amount of the hypothetical cash (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the asset securing such liability), and (z) the remaining hypothetical cash from the deemed sale were immediately distributed to the Members in accordance with Section 5.3.
(b)Notwithstanding the foregoing provisions of Section 5.6(a), the Losses (or items of expense or deduction or loss) allocated pursuant to Section 5.6(a) shall not exceed the maximum amount that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year (or other relevant period). In the event some, but not all, of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 5.6(a), the limitation set forth in this Section 5.6(b) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). All Losses (or items of expense or deduction or loss) in excess of the limitation set forth in this Section 5.6(b) shall be allocated to other Members in accordance with the positive balances in such Members’ Adjusted Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
Section 1.7Special Allocations. Any allocation of Profits and Losses (or items thereof) for purposes of maintaining Capital Accounts will, however, be subject to any adjustment required to comply with Treasury Regulations Sections 1.704-1 and 1.704-2, including the following adjustments and special allocations which shall be made in the following order of priority and prior to any allocation under Section 5.6(a):
(a)Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during an Allocation Year (or other relevant period), then each Member shall be specially allocated items of Company income and gain for such Allocation Year (or other relevant period) (and, if necessary, for subsequent Allocation Years (or other relevant periods)) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.7(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year (or other relevant period), then each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (or other relevant period) (and, if necessary, for subsequent Allocation Years (or other relevant periods)) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(i)(4). The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.7(b) is intended to comply with the Member nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) resulting in, or increasing, an Adjusted Capital Account Deficit for such Member, then items of Company income and gain shall be specially allocated to all such Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.7(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.7(c) were not in this Agreement. It is intended that this Section 5.7(c) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(d)If any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year (or other relevant period) in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.7(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.7 have been tentatively made as if Section 5.7(c) and this Section 5.7(d) were not in this Agreement.
(e)To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
(f)The Nonrecourse Deductions for each Allocation Year (or other relevant period) shall be allocated to the Members in proportion to their relative Percentage Interests.
(g)The Member Nonrecourse Deductions shall be allocated each Allocation Year (or other relevant period) to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
(h)The allocations set forth in Section 5.7(a) through Section 5.7(g) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations will be offset in the current Allocation Year or future Allocation Years either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Article V. Therefore, notwithstanding any other provision of this Section 5.7(h) (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction (to the extent permissible) among the Members so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.6(a).
Section 1.8Other Allocation Rules for Profits and Losses for Capital Accounts.
(a)In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Company items of income, gain, loss, deduction, and credit allocated to the Members for each Allocation Year during which Members are so admitted shall be allocated among the Members in proportion to their respective interests during such Allocation Year using any reasonable convention permitted by Section 706 of the Code and selected by the Board (or its designee).
(b)In the event a Member transfers its Membership Interests during an Allocation Year, the allocation of Company items of income, gain, loss, deduction, and credit allocated to such Member and its transferee for such Allocation Year shall be made between such Member and its transferee in accordance with Section 706 of the Code using any reasonable convention permitted by Section 706 of the Code and selected by the Board (or its designee).
Section 1.9Tax Allocations; Code Section 704(c) Allocations.
(a)Except as provided in this Section 5.9, for income tax purposes under the Code and the Treasury Regulations each Company item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as its correlative item of Profit and Loss for the Allocation Year (or other relevant period).
(b)In accordance with Code Section 704(c) and the Treasury Regulations, items of income, gain, loss, and deduction with respect to any property of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its initial Gross Asset Value pursuant to any permissible method under the Treasury Regulations as may be determined by the Partnership Representative in its discretion; provided, however, with respect to any Company asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes using the “traditional method,” with no “curative allocation” of income or gain to offset any “shortfall” in depreciation that results by reason of the use of the “traditional method,” as defined in Treasury Regulations Section 1.704-3(b), including upon sale of any property or upon the a subsequent issuance of additional membership interests, an in-kind contribution of property to the Company in exchange for membership interest, or a redemption of membership interests.
(c)If any portion of gain recognized from the disposition of assets by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 (the “Recapture Gain”), such Recapture Gain shall be allocated, solely for income tax purposes, in accordance with Treasury Regulations Sections 1.1245-1(e)(2) and (3) and 1.1250-1(f).
(d)Tax credits and tax credit recapture shall be allocated among the Members in accordance with any reasonable method selected by the Board (or its designee) that is permitted by applicable tax laws.
(e)Unless otherwise provided in this Section 5.9, any material elections or other decisions relating to allocations for income tax purposes, including selecting any allocation method under Treasury Regulation Section 1.704-3, shall be made by the Board and shall reflect the economic intent of parties.
(f)Allocations pursuant to this Section 5.9 are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account.
Section 1.10Allocation of Liabilities. The liabilities of the Company shall be allocated to the Members in any manner permitted under Code Section 752 and Treasury Regulations promulgated thereunder and as selected by the Board (or its designee); provided, however, for the avoidance of doubt, NIPSCO’s intercompany debt payable to Parent as of Closing is recourse debt and shall be allocated one hundred percent (100%) to NIPSCO Holdings I under Treasury Regulations Section 1.752-2(c) for disguised sale and basis purposes.
Section 1.11Compliance with Tax Laws. The allocation rules set forth in Section 5.6 through Section 5.10 are intended to comply with the Code and Treasury Regulations and to ensure that all allocations under this Article V are respected for United States federal income tax purposes and shall be interpreted consistently with such intent. If, for any reason, the Board determines that any provision of Section 5.6 through Section 5.10 does not comply with the Code or Treasury Regulations or that the allocations under this Article V may not be respected for United States federal income tax purposes, the Board may, subject to the next sentence, take all reasonable actions, including amending this Article V or adjusting a Member’s Capital Account or how Capital Accounts are maintained, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article V shall be respected for United States federal income tax purposes. Nothing in this Section 5.11 shall permit any changes to the provisions of Section 5.2 or Section 5.3.

Article VI
TRANSFERS OF MEMBERSHIP INTERESTS
Section 1.1General Restriction.
(a)No Member shall Transfer any of its Membership Interests except pursuant to and in accordance with this Article VI. Any purported Transfer by any Member of its Membership Interests in violation of this Section 6.1(a), or without compliance in all respects with the provisions of this Article VI pertaining to such purported Transfer, shall be invalid and void ab initio, and such purported Transfer by such Member shall constitute a material breach of this Agreement for purposes of Article VI.
(b)Subject to Section 6.2, neither the Investor Members nor the NiSource Member may Transfer any of its or their Membership Interests to any Person prior to the date that is the third (3rd) anniversary of the Investment Closing Date (the “Lock-Up Period”), other than (i) in connection with any spin off, split off or similar transaction of the Company, the NiSource Member or NIPSCO, or any of their Affiliates, in each case, subject to the NiSource Member’s compliance with Section 5.1(e) or Section 6.5 and the satisfaction of the Spin Return Threshold, or (ii) with the prior written consent of the NiSource Member, on the one hand, or the BIP Investor Member, on the other hand, as applicable. After the expiration of the Lock-Up Period, each of the Investor Members and the NiSource Member, as applicable, may Transfer its Membership Interests in accordance with this Article VI. Notwithstanding the forgoing, each of the Members may at any time Transfer Membership Interests in compliance with Section 6.2.
(c)Transfers by Members in accordance with and pursuant to this Article VI shall entitle each applicable transferee to the rights and obligations of the transferor under this Agreement.
(d)The Investor Members and the NiSource Member acknowledge any indirect Transfers of any Member’s Membership Interest shall be deemed a Transfer by such Member hereunder. The Parent has joined this Agreement solely for the purpose of acknowledging the obligations of the NiSource Member under this Article VI.
Section 1.2Transfers to Permitted Transferees; Liens by Members.
(a)Notwithstanding Section 6.1, each of the Members may Transfer at any time all or any portion of the Membership Interests held by it to any one of its Permitted Transferees; provided, that, in connection with any such Transfer, (a) such Permitted Transferee shall, in writing, assume all of the rights and obligations of the transferring Member as a Member under this Agreement and as a Party hereto with respect to the Transferred Membership Interests, (b) such Permitted Transferee is as creditworthy as the transferring Member and provides evidence thereof to the non-transferring Members, (c) the transferring Member remains liable for all liabilities and obligations of the Permitted Transferee, and (d) effective provision shall be made whereby such Permitted Transferee shall be required, prior to the time when it shall cease to be a Permitted Transferee of the transferring Member, to Transfer such Membership Interests to the transferring Member or to another Person that would be a Permitted Transferee of the transferring Member as of such applicable time. In the event that a Member (including, as the case may be, a Permitted Transferee) intends to Transfer its Membership Interests to a Permitted Transferee, such transferring Member or the Permitted Transferee, as applicable, shall notify the other Members and the Company of the intended Transfer at least twenty (20) Business Days prior to the intended Transfer.
(b)Each Member shall be permitted to directly or indirectly Encumber its Membership Interests or any equity interests in such Member in connection with any debt financing, the proceeds of which have been or will be used by such Member to finance its purchase of such Membership Interests (whether in respect of an issuance of new Membership Interests by the Company or the purchase of existing Membership Interests from a Member or the refinancing of any such debt financing in the future), to fund the capital expenditure needs of the Company and its Subsidiaries or to fund its capital needs for any Mandatory Capital Contribution and neither such Lien nor any commencement or consummation of foreclosure proceedings or exercise of foreclosure remedies by a secured party on a Member’s Membership Interests Encumbered in connection with any such debt financing shall, in either case, be considered a “Transfer” for any purpose under this Agreement; provided, that (i) such Member shall be obligated to promptly notify the other Members and the Company in writing following the commencement of any such foreclosure remedies or proceedings, (ii) in the event of the consummation of such a foreclosure, such Member will automatically cease to be deemed the owner of the Membership Interests so foreclosed and will cease to have any rights in respect thereof (with the financing source foreclosing on such Membership Interests succeeding to the rights and responsibilities of the Member hereunder), and (iii) the consummation of any such foreclosure will be subject to the receipt of any required authorization, approval or consent of all applicable Governmental Bodies; provided, further, following exercise of any foreclosure or similar rights, such lender or similar Person may not further Transfer such Membership Interests without complying with this Article VI, including, Section 6.3.
Section 1.3Right of First Offer.
(a)Prior to any Transfer by a Member (each, a “Transferring Member”) of all or any portion of its Membership Interests other than to a Permitted Transferee of such Transferring Member, the Transferring Member must first offer to sell to the other Members (the “Non-Transferring Member”; provided, that (x) if the Transferring Member is an Investor Member, the other Investor Member shall not be deemed a Non-Transferring Member for any purpose under this Section 6.3 and (y) if the Transferring Member is the NiSource Member, the Investor Members jointly shall be deemed the Non-Transferring Member for all purposes under this Section 6.3) all of its Membership Interests that it desires to sell (such Membership Interests to be offered for sale to the Non-Transferring Member pursuant to this Section 6.3, the “Subject Membership Interests”), in each case, in accordance with the procedures set forth in the provisions of this Section 6.3.
(i)The Transferring Member shall first deliver to the Non-Transferring Member a written notice which shall be a binding offer (a “Sale Notice”) setting forth the cash price and all of the other material terms and conditions at which the Transferring Member is willing to sell the Subject Membership Interests to the Non-Transferring Member, which notice shall constitute an offer to the Non-Transferring Member to effect such purchase and sale on the terms set forth therein. Any such Sale Notice shall be firm, not subject to withdrawal and prepared and delivered in good faith. Within ninety (90) days following its receipt of a Sale Notice, the Non-Transferring Member may accept the Transferring Member’s offer and purchase the Subject Membership Interests at the cash price and upon the other material terms and conditions set forth in the Sale Notice, in which event the closing of the purchase and sale of the Subject Membership Interests will take place as promptly as practicable, subject to customary closing conditions, including the receipt of required regulatory approvals. The Sale Notice shall contain representations and warranties by the Transferring Member to the Non-Transferring Member that (A) the Transferring Member has full right, title and interest in and to the Subject Membership Interests, (B) the Transferring Member has all the necessary power and authority and has taken all necessary action to Transfer the Subject Membership Interests to the Non-Transferring Member as contemplated by this Section 6.3, and (C) the Subject Membership Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement and those arising under securities Laws of general applicability pertaining to limitations on the transfer of unregistered securities or (D) such other customary representations and warranties.
(ii)If the Non-Transferring Member does not accept the Transferring Member’s offer within such ninety (90)-day period, then the Transferring Member will, for a period of 180 days commencing on the earlier of (A) the expiration of such ninety (90)-day period and (B) the delivery of a written notice by the Non-Transferring Member to the Transferring Member rejecting the offer set forth in the Sale Notice (if any) (such 180-day period, the “Sale Period”), be entitled to sell the Subject Membership Interests to any one Third Party at the same or higher price and upon other terms and conditions (excluding price) that are not more favorable to the acquiror than those specified in the Sale Notice, subject to the other terms of this Section 6.3. If such sale to any Third Party is not completed prior to the expiration of the Sale Period, then the process initiated by the delivery of the Sale Notice shall be lapsed, and the Transferring Member will be required to repeat the process set forth in this Section 6.3 before entering into any agreement with respect to, or consummating, any sale of Membership Interests to any Third Party; provided, that if a definitive agreement providing for the consummation of such sale is executed within the Sale Period but such sale has not been consummated at the expiration of the Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such sale, then the Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Sale Period and the consummation of the sale provided for in such definitive agreement; provided, that the Transferring Member shall have used efforts in seeking such authorizations, approvals and consents, consistent with its obligations under such definitive agreements in respect thereof.
(b)The Investor Members and their respective Permitted Transferees (if any) shall not be permitted to Transfer any of their Membership Interests to a Prohibited Competitor without the prior written consent of the NiSource Member. Within ten (10) Business Days after January 1, 2024 (and each year thereafter during the ten (10) Business Day period beginning on January 1 of the applicable year), the NiSource Member shall have the right (i) to update the list of Prohibited Competitors set forth on Appendix (A) to replace no more than three (3) of the Prohibited Competitors with other Competitors designated by the NiSource Member, and (ii) in addition to any replacements pursuant to clause (i), to add up to two (2) additional Competitors designated by the NiSource Member to such list.
(c)No Transfer of Membership Interests by an Investor Member to any Third Party pursuant to Section 6.3(a)(ii) may be effected if it would, or would reasonably be expected to in the reasonable and good faith determination of the NiSource Member in consultation with the Board, (i) have a material and adverse effect on the Company Group or (ii) create a material risk of a material adverse regulatory consequence on any member of the Company Group or the Outside Group as a result of the identity of the Third Party transferee, any action taken or reasonably expected to be taken by any Governmental Body with respect to such Transfer or change in Tax status of any Person caused or reasonably expected to be caused by such Transfer, any terms or conditions of such Transfer, any requirement that the Membership Interests be registered under any applicable securities Laws in connection with or as a result of such Transfer, or any other similar matter. For purposes of this Section 6.3 and Section 6.4, “control” means (x) the ownership of at least a majority of the issued and outstanding Membership Interests of the Company, or (y) the ability to elect, directly or indirectly, a majority of the Directors of the Company in accordance with this Agreement.
(d)Prior to the consummation of any Transfer pursuant to Section 6.3(a)(ii), the Transferring Member shall have delivered to the Board and the Non-Transferring Member evidence reasonably satisfactory to the Board (with the Directors appointed by the Transferring Member abstaining from any such determination) and to the Non-Transferring Member that (i) the transferee is a Qualified Transferee and (ii) the Transfer complies with the provisions of Section 6.3(b) (if applicable) and Section 6.3(c).
Section 1.4Tag-Along Rights.
(a)Other than with respect to a Transfer proposed and made in accordance with Section 6.5, in the event that the NiSource Member proposes to effect a Transfer to a Third Party transferee (the “Tag-Along Buyer”) of a number of its Membership Interests constituting more than 25% of the total Membership Interests then outstanding (a “Tag-Along Sale”), then the NiSource Member shall give the Investor Members written notice (a “Tag-Along Notice”) of such proposed Transfer at least thirty (30) days prior to the consummation of such Tag-Along Sale, setting forth (w) the number of Membership Interests (“Tag-Along Offered Membership Interests”) proposed to be Transferred to the Tag-Along Buyer and the purchase price, (x) the identity of the Tag-Along Buyer, (y) any other material terms and conditions of the proposed Transfer and (z) the intended dates on which the NiSource Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.
(b)Upon delivery of a Tag-Along Notice, the Investor Members shall have the right to sell up to their respective Tag Portions, at the same price per Membership Interest, for the same form of consideration and pursuant to the same terms and conditions (including time of payment) as set forth in the Tag-Along Notice (or, if different, as such are applicable at the time of the entry into a definitive agreement in respect of, or at the time of the consummation of, the Tag-Along Sale). If an Investor Member wishes to participate in the Tag-Along Sale, then such Investor Member shall provide written notice to the NiSource Member no less than forty-five (45) days after the date of the Tag-Along Notice, indicating such election, provided however if the BIP Investor Member elects to sell its respective Tag Portion the VCOC Investor Member shall be required to sell its respective Tag Portion on the same terms set forth in the election notice by the BIP Investor Member. Such notice shall set forth the number of its

Membership Interests that such Investor Member elects to include in the Tag-Along Sale (which number shall not exceed its Tag Portion), and such notice shall constitute such Investor Member’s binding agreement to sell such Membership Interests on the terms and subject to the conditions applicable to the Tag-Along Sale.
(c)Any Transfer of an Investor Member’s Membership Interests in a Tag-Along Sale shall be on the same terms and conditions as the Transfer of the NiSource Member’s Membership Interests in such Tag-Along Sale, except as otherwise provided in this Section 6.4(c). Any participating Investor Member shall be required to make customary representations and warranties in connection with the Transfer of its Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, such Membership Interests and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Tag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of such Investor Member, as the case may be, under the terms of the agreements relating to such Transfer of such Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Tag-Along Buyer provided by the NiSource Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the NiSource Member and any such Investor Member) be expressly stated to be several but not joint and the NiSource Member and any such Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) any participating Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the NiSource Member, (iii) any participating Investor Member shall not be obligated to agree to any non-customary administrative covenants (such as any non-compete covenants that would restrict its or its Affiliates’ business activities), and (iv) any participating Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Tag-Along Sale.
(d)Notwithstanding the foregoing, and for the avoidance of doubt, no Investor Member shall be entitled to Transfer its Membership Interests pursuant to this Section 6.4 in the event that, notwithstanding delivery of a written notice of election to participate in such Tag-Along Sale pursuant to this Section 6.4, such Investor Member fails to consummate the Transfer of its Membership Interests (on the terms and conditions required by this Section 6.4) in the applicable Tag-Along Sale.
(e)For the avoidance of doubt, the rights conferred to each Investor Member under this Section 6.4 do not apply in the event of a Change in Control of the NiSource Member.
Section 1.5Drag-Along Rights.
(a)Following the end of the Lock-Up Period, except for the exclusions set forth in Section 6.1(b) thereto, in the event that the NiSource Member intends to effect a sale of all or any portion of the Membership Interests owned by the NiSource Member and such Membership Interests constitute at least a majority of the issued and outstanding Membership Interests of the Company (a “Drag-Along Sale”), then the NiSource Member shall have the option (but not the obligation) to require each Investor Member to Transfer all of its Membership Interests to the Third Party buyer (the “Drag-Along Buyer”) (or to such other Party as the Drag-Along Buyer directs) in accordance with the provisions of this Section 6.5 (such right of the NiSource Member, the “Drag-Along Right”).
(b)If the NiSource Member elects to exercise the Drag-Along Right pursuant to Section 6.5(a), then the NiSource Member shall send a written notice to each applicable Investor Member (a “Drag-Along Notice”) specifying (i) that such Investor Member is required to Transfer all of its Membership Interests pursuant to this Section 6.5, (ii) the amount and form of consideration payable for such Investor Member’s Membership Interests, (iii) the name of the Third Party to which such Investor Member’s Membership Interests are to be Transferred (or which is otherwise entitled to direct the disposition thereof at the consummation of the Drag-Along Sale), (iv) any other material terms and conditions of the proposed Transfer and (v) the intended dates on which the NiSource Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.

(c)In the event that the NiSource Member elects to exercise the Drag-Along Right, then each Investor Member hereby agrees with respect to all Membership Interests it holds:
(i)in the event such transaction requires the approval of Members, to vote (in person, by proxy or by action by written consent, as applicable) all of its Membership Interests in favor of such Drag-Along Sale;
(ii)to execute and deliver all related documentation and take such other action reasonably necessary to enter into definitive agreements in respect of and to consummate the proposed Drag-Along Sale in accordance with, and subject to the terms of, this Section 6.5; and
(iii)not to deposit its Membership Interests in a voting trust or subject any Membership Interests to any arrangement or agreement with respect to the voting of such Membership Interests, unless specifically requested to do so by the Drag-Along Buyer in connection with a Drag-Along Sale.
(d)Subject to Section 6.5(e), any Transfer of an Investor Member’s Membership Interests in a Drag-Along Sale shall be on the same terms and conditions as the proposed Transfer of the NiSource Member’s Membership Interests in the Drag-Along Sale. Upon the request of the NiSource Member, each Investor Member shall be required to make customary representations and warranties in connection with the Transfer of such Investor Member’s Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, its Membership Interests, and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Drag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of such Investor Member as the case may be, under the terms of the agreements relating to such Transfer of such Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Drag-Along Buyer provided by the NiSource Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the NiSource Member and such Investor Member) be expressly stated to be several but not joint and the NiSource Member and such Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) such Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the NiSource Member and (iii) such Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Drag-Along Sale.
(e)Any Transfer required to be made by an Investor Member pursuant to this Section 6.5 shall be for consideration consisting of cash or cash equivalents (or a combination thereof). Without the consent of the applicable Investor Member, an Investor Member shall not be required in connection with such Drag-Along Sale to agree to any material indemnification obligations, material, non-customary administrative covenants (including, but not limited to, restrictive covenants (such as non-solicit and non-compete covenants) that would restrict its or its Affiliates’ business activities).
(f)At the consummation of the Drag-Along Sale, each Investor Member shall Transfer all of its Membership Interests to the Drag-Along Buyer (or its designee), and the Drag-Along Buyer shall pay the consideration due for such Investor Member’s Membership Interest. If either Investor Member has failed, as of immediately prior to the time that the consummation of the Drag-Along Sale would otherwise have occurred, to have taken all actions necessary in accordance with this Agreement to consummate the Transfer of the Membership Interests held by it, then such Investor Member shall be deemed to be in material breach of this Agreement for purposes of Article IV and for all other purposes hereunder, shall be a Defaulting Member, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the NiSource Member to be such Investor Member’s agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer such Investor Member’s Membership Interest to the Drag-Along Buyer (or as it may direct) as the holder thereof, in each case consistent with the terms set forth in this Section 6.5.

(g)The NiSource Member shall have a period of 180 days commencing on the delivery of the Drag-Along Notice (such 180-day period, the “Drag Sale Period”) to consummate the Drag-Along Sale. If the Drag-Along Sale is not completed prior to the expiration of the Drag Sale Period, then the process initiated by the delivery of the Drag-Along Notice shall be lapsed, and the NiSource Member will be required to repeat the process set forth in this Section 6.5 to pursue any Drag-Along Sale; provided that if a definitive agreement providing for the consummation of such Drag-Along Sale is executed within the Drag Sale Period but such Drag-Along Sale has not been consummated at the expiration of the Drag Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such Drag-Along Sale, then the Drag Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Drag Sale Period and the consummation of the Drag-Along Sale provided for in such definitive agreement; provided, that the NiSource Member shall have used efforts in seeking such authorizations, approvals and consents consistent with its obligations under such definitive agreement(s) in respect thereof.
(h)Notwithstanding the foregoing, the NiSource Member may not exercise the Drag-Along Right or consummate any Drag-Along Sale, without the prior written consent of the BIP Investor Member unless the applicable Drag-Along Sale would result in the Investor Members receiving proceeds resulting in the Investor Members collectively achieving at least a IRR of 10% (the “Investor Return Threshold”) and a MOIC of 2.15x (the “MOIC Return Threshold”); provided, that any shortfall in the Investor Members collectively achieving the Investor Return Threshold or the MOIC Return Threshold may be paid by the NiSource Member to the Investor Members in immediately available funds at the closing of the Drag-Along Sale, in which case the prior written consent of the BIP Investor Member shall not be required to exercise the Drag-Along Right or consummate such Drag- Along Sale.
(i)For the avoidance of doubt, the rights conferred to the NiSource Member under this Section 6.5 do not apply in the event of a Change in Control of the NiSource Member.
Section 1.6Cooperation. The transferring Member acknowledges and agrees that it shall cooperate reasonably to obtain the requisite authorization, approval or consent of any Governmental Body necessary to consummate any Transfers contemplated or permitted by this Article VI. The Members shall have the right in connection with any Transfer of Membership Interests permitted by this Agreement (or in connection with the investigation or consideration of any such potential Transfer) to require the Company to reasonably cooperate with potential purchasers in such prospective Transfer (at the sole cost and expense of the applicable Member or such potential purchasers) by taking such actions reasonably requested by the applicable Member or such potential purchasers to cooperate in such Transfer, including (a) preparing or assisting in the preparation of due diligence materials and (b) providing such reasonable access to the Company’s and each of its Subsidiaries’ books, records, properties and other materials (subject, in each case, to the execution of customary confidentiality and non-disclosure agreements and subject to attorney-client privilege) to potential purchasers; provided that no such cooperation by the Company shall be required (i) until the relevant potential purchaser executes and delivers to the Company a customary confidentiality agreement, (ii) to the extent such cooperation would unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries, and (iii) to the extent the provision of any information would (A) conflict with, or constitute a violation of, any applicable Law or Order or cause a loss of attorney-client privilege of the Company or any of its Subsidiaries, (B) in the NiSource Member’s reasonable determination, require the disclosure of any information that is proprietary, confidential or sensitive to the NiSource Member or to any member of the NiSource Outside Group, or (C) require the disclosure of any information relating to any joint, combined, consolidated or unitary Tax Return that includes the NiSource Member or any other member of the Outside Group or any supporting work papers or other documentation related thereto.
Section 1.7Sale of Investor Member. Notwithstanding anything to the contrary in this Agreement, if an Investor Member is participating in any sale of Membership Interests pursuant to Section 6.3, Tag-Along Sale or Drag-Along Sale or any other Transfer of its Membership Interests, the owners of such Investor Member (or, as applicable, the regarded owner of such Investor Member for U.S. federal income tax purposes) (each, a “Blocker Seller”) shall, use commercially reasonable efforts to sell, and the NiSource Member and the Company will use commercially reasonable efforts to structure such sale or transfer such that the Blocker Seller is able to sell, equity interests in such Investor Member (or, as applicable, the regarded owner of such Investor Member for U.S. federal income tax purposes), in lieu of selling the Membership Interests held (directly or indirectly) by such Investor Member in exchange for consideration equal to the value of the Membership Interests as determined in such sale pursuant to Section 6.3, Tag-Along Sale or Drag-Along Sale or other Transfer, held (directly or indirectly) by such Investor Member without discount (as appropriately adjusted for any partial sale).
Article VII
PREEMPTIVE RIGHTS
Section 1.1Preemptive Rights
. The Company hereby grants to each Member the right to purchase such Member’s Preemptive Right Share of all (or any part) of any New Securities that the Company may from time to time issue after the Effective Date (the “Preemptive Right”); provided, however, that the Preemptive Right shall not apply with respect to New Securities issues or to be issued in any public offering or pursuant to failures to fund Additional Funding Requirements or as otherwise specifically provided herein. In the event the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), the Company shall give to each Member written notice of its intention to issue New Securities (the “Preemptive Right Participation Notice”), describing the amount and type of New Securities, the cash purchase price and the general terms upon which it proposes to issue such New Securities. Each Member shall have twenty (20) days from the date of receipt of any such Preemptive Right Participation Notice (the “Preemptive Right Notice Period”) to agree in writing to purchase for cash up to such Member’s Preemptive Right Share of such New Securities for the price and upon the terms and conditions specified in the Preemptive Right Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Members’ Preemptive Right Share) as well as the maximum amount of New Securities it would purchase. If any Member fails to so respond in writing within the Preemptive Right Notice Period, then such Member shall forfeit the right hereunder to purchase its Preemptive Right Share of such New Securities and the Company will allocate the rights to purchase such New Securities to any other Member that indicated it would purchase New Securities in excess of its Preemptive Right Share based on their relative Preemptive Right Shares. Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the closing of any purchase by any Member pursuant to this Section 7.1 shall be consummated concurrently with the consummation of the issuance or sale described in the Preemptive Right Participation Notice. The Company shall be free to complete the proposed issuance or sale of New Securities described in the Preemptive Right Participation Notice with respect to any New Securities not elected to be purchased pursuant to this Section 7.1 in accordance with the terms and conditions set forth in the Preemptive Right Participation Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced). If a Member indicates in its response to a Preemptive Right Participation Notice that it shall purchase New Securities but then does not fund such amounts, such Member shall be a Defaulting Member.
Article VIII
PROTECTIVE PROVISIONS
Section 1.1Investor Member Threshold Matters
. Notwithstanding anything to the contrary in this Agreement, the Company shall not cause or permit, in each case, so long as the Investor Members’ aggregate Percentage Interest is equal to or greater than the Investor Consent Threshold (except with respect to subclauses (a) – (g) and (i), in which case so long as the Investor Members’ aggregate Percentage Interest is at least 4.9%), and no Investor Member is a Defaulting Member, without the prior written consent of the BIP Investor Member (except that no such written consent shall be required to the extent that such matter is necessary to comply with applicable Law or Order or is in response to an Emergency Situation):
(a)make an election or take any other action that results in a change in the tax classification of the Company or any of its Subsidiaries, with respect to its Subsidiaries only if such change adversely affects the BIP Investor Member;

(b)any non-pro rata repurchase or redemption of any equity interests issued by the Company;
(c)any (i) issuance of any class of equity interest in the Company, other than pursuant to Sections 1.9, 5.1, Section 7.1 or as otherwise specifically contemplated herein or (ii) change to the existing rights or obligations of any class of equity interest of the Company if such change would have a disproportionate material adverse impact on any Member in a manner different from the NiSource Member;
(d)the filing of a petition seeking relief, or the consent to the entry of a decree or order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by the Company or any of its Subsidiaries of all or substantially all of the assets of the Company and its Subsidiaries;
(e)the conversion of the Company or NIPSCO from its current legal business entity form to any other business entity form (e.g., the conversion of the Company from a Delaware limited liability company to a Delaware corporation);
(f)the listing of any equity interests of the Company or its Subsidiaries on any stock exchange (other than any spin off, split off or similar transaction of the Company, the NiSource Member or NIPSCO, or any of their Affiliates, which, for the avoidance of doubt, shall be subject to Sections 5.1(e) or 6.5 and the Spin Return Threshold);
(g)any amendment or modification to any Organizational Document of the Company or any Subsidiary of the Company, other than (i) ministerial amendments thereto or (ii) amendments thereto that are not disproportionately adverse to the BIP Investor Member as compared to any other holder of equity interests of the Company;
(h)the transfer, sale or other disposition, whether by the way of asset sale, stock sale, merger, or otherwise, of (i) all or substantially all of the assets of the Company Group, taken as a whole on a consolidated basis, or (ii) assets of the Company’s Subsidiaries having a Fair Market Value in excess of 2.5% of the Rate Base Amount in the aggregate in any transaction or series of related transactions, other than Qualifying Core Assets and Excluded Transactions (it being understood, for the avoidance of doubt, that this Section 8.1(h) shall not be deemed to restrict a transfer, sale or other disposition of the equity of the Company) and other than pursuant to Article VI or a Change in Control of the Company, or the NiSource Member or as set forth below;
(i)the transfer, sale, issuance, or other disposition of any equity interests in NIPSCO or in any Subsidiary of the Company that directly or indirectly holds any equity interests in NIPSCO to any Person that is not the Company or one of its wholly-owned Subsidiaries;
(j)any new agreements or amendments to existing agreements, among the Company or any of its Subsidiaries, on the one hand, and any Member or any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, which such agreement (or series of related transactions) are entered into after the Effective Date, other than those that (i) are on an arms-length basis and (ii) involve revenues or expenditures of less than $15,000,000 per Contract or series of related transactions individually or less than $40,000,000 in the aggregate, subject to an annual increase by the CPI Escalator, for any fiscal year for all such affiliate transactions (it being acknowledged and agreed that no prior written consent of the BIP Investor Member will be required with respect to any amendments to any affiliate transaction made in the ordinary course of business unless to the extent such amendment would have a disproportionately adverse effect on the Company Group (relative to other regulated utilities then owned by Parent or its Affiliates (other than the Company and its Subsidiaries))) in any material respect;
(k)the acquisition by the Company or any of the Company’s Subsidiaries of any equity interests or assets of any Person or the entry into joint ventures, in each case, having a Fair Market Value in excess of 2.5% of the Rate Base Amount in the aggregate in any calendar year, other than in connection with Qualifying Core Assets or Excluded Transactions;
(l)any capital expenditure by the Company or its Subsidiaries, that is in excess of 1.0% of the Rate Base Amount in any calendar year and is not made (i) in connection with a Qualifying Core Asset, (ii) reasonably necessary to fund an Emergency Expenditures, or (iii) an Excluded Transaction;
(m)incurring long-term Indebtedness (other than the refinancing of existing Indebtedness on commercially reasonable terms consistent with current market conditions as determined by the Board) by the Company or its Subsidiaries, if, after giving pro forma effect to such incurrence and the application of the proceeds therefrom, the Company’s and its Subsidiaries’ Debt-to-Capital Ratio would exceed the then-current target Debt-to-Capital Ratio approved by the IURC by more than 200 basis points for two consecutive (2) quarters; provided, that the Company shall notify the BIP Investor Member at least ten (10) Business Days prior to the Company or any of its Subsidiaries incurring any Indebtedness in excess of the annual budget;
(n)making any political or charitable contribution made by or on behalf of the Company or any of its Subsidiaries to any Governmental Body or any official, representative or staff thereof, including any community leaders or elected officials, in excess of $250,000 individually or $1,000,000 in the aggregate in a fiscal year; and
(o)entering into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.
Notwithstanding the foregoing, no BIP Investor Member approval shall be required with respect to any spin off, split off or similar transaction of the Company, the NiSource Member or NIPSCO, or any of their Affiliates; provided, that any such transaction must satisfy the requirements of Section 5.1(e) or Section 6.5 and the Spin Return Threshold.
Section 1.2Consultation Matters. For so long as (x) the Investor Members’ aggregate Percentage Interest is at least 9.9% and (y) no Investor Member is a Defaulting Member, the Company (and, as applicable, the Board) shall use reasonable efforts to consult in good faith with the BIP Investor Member prior to the Company undertaking, or causing or permitting any of its Subsidiaries to undertake, the following matters (except as would be impracticable in respect of a particular action that the Board reasonably believes to be necessary or appropriate to comply with applicable Law, Order or in response to an Emergency Situation):
(a)appointing or replacing the President, and the head of electric and the head of gas of NIPSCO;
(b)establishing or materially amending, or material deviating from the then-current plan or budget of the Company and its Subsidiaries; provided, that the Company (and, as applicable, the Board) the NiSource Member and the Parent shall (i) provide to the BIP Investor Member a draft of the business plan and budget of the Company and its Subsidiaries for a given fiscal year no later than November 10 of the prior fiscal year, which budget shall include quarterly fiscal projections, (ii) schedule and attend a meeting among representatives of the Company, the NiSource Member, the Parent and the BIP Investor Member, including the Chief Financial Officer and Head of Regulatory Affairs of the Parent, no later than November 24 of the prior fiscal year, to discuss the draft business plan and budget, (iii) schedule and attend a meeting between the Chief Executive Officer of the Parent and the Global Head of Infrastructure of Blackstone Inc., within 5 Business Days of a written request by the BIP Investor Member, to discuss the draft business plan and budget as well as any changes proposed by BIP Investor Member and (iv) consider the BIP Investor Member’s comments to the business plan and budget in good faith; and
(c)material decisions relating to the conduct (including the settlement) of any litigation, administrative, or criminal proceeding to which the Company or any of its Subsidiaries is a party where (i) it is reasonably expected that the liability of the Company and its Subsidiaries would exceed $75,000,000 (as adjusted by the CPI Escalator) (solely with respect to litigation proceedings), (ii) such proceeding would have material reputational damage on the Company or its Subsidiaries, or (iii) such proceeding would reasonably be expected to have a material and adverse effect on the BIP Investor Member or any of its Affiliates (other than in its or (if applicable, their) capacity as an investor in the Company); provided, that, for the avoidance of doubt, the foregoing shall not be applicable to any ordinary course regulatory proceedings (including rate cases) that do not involve claims of criminal conduct or intentional violations of applicable Law.
Section 1.3Indebtedness. The Company and its Subsidiaries shall use reasonable best efforts to incur Indebtedness, both intercompany and with respect to any Third Party, such that the regulated capital structure of NIPSCO remains consistent with authorized levels.
Section 1.4Additional Actions. The NiSource Member and Investor Members further agree to the additional actions set forth on Schedule 2.
Section 1.5Actions by the Investor Directors on behalf of the BIP Investor Member. Where any action requires the consent of the BIP Investor Member pursuant to Section 8.1, the Investor Directors shall, unless the BIP Investor Member indicates in writing to the NiSource Member otherwise, have the authority to provide such consent on behalf of the BIP Investor Member at any meeting of the Board called to discuss such matters, and the Company, the other Members and the other Directors shall be entitled to rely on such action of the Investor Directors as an action of the BIP Investor Member with such action being binding upon the BIP Investor Member.
Section 1.6Acknowledgement of Purpose of Provisions. It is hereby acknowledged and agreed by the Parties that the rights of the Investor Members set forth in this Article VIII are protection mechanisms for each Investor Member acting in its capacity as an investor in the Company and are not for purposes of, and should not be construed or otherwise interpreted as, providing either Investor Member or any of its Representatives or Affiliates with the ability to take any action that would constitute exercising substantial influence or control over the Company or any of its Subsidiaries or would otherwise provide either Investor Member or any of their respective Representatives or Affiliates with any right to direct the operation of the business of the Company or any of its Subsidiaries.
Article IX
OTHER COVENANTS AND AGREEMENTS
Section 1.1Books and Records.
(a)The Company shall keep and maintain, or cause to be kept and maintained, books and records of accounts, taxes, financial information and all matters pertaining to the Company and its Subsidiaries at the offices and place of business of the Company in a commercially reasonable manner consistent with the manner in which similar books and records are kept and maintained by other members of the Outside Group. Each Member (other than any Defaulting Member) and its duly authorized Representatives shall have the right to, at reasonable times during normal business hours, upon reasonable notice, under supervision of the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of any member of the Company Group, visit and inspect the books and records of the Company Group, and, at its expense, make copies of and take extracts from any books and records of the Company Group; provided, that, in the case of an Investor Member, any Person gaining access to such information regarding the Company Group pursuant to this Section 9.1 shall agree to hold in strict confidence, not make any disclosure of, and not use for purposes other than good faith administration of such Investor Member’s continuing investment, all information regarding any member of the Company Group that is not otherwise publicly available.
(b)Notwithstanding the foregoing, the Company shall not be obligated to provide to either Investor Member any record or information (i) relating to the negotiation and consummation of the transactions contemplated by this Agreement and the PSA, including confidential communications with Representatives or Advisors, including legal counsel, representing the Company or any of its Affiliates, (ii) that is subject to an attorney-client or other legal privilege, (iii) that, in the NiSource Member’s reasonable determination, are proprietary, confidential or sensitive to the NiSource Member or to any other member of the Outside Group, (iv) relating to any joint, combined, consolidated or unitary Tax Return that includes the NiSource Member or any other member of the Outside Group or any supporting work papers or other documentation related thereto if such work papers or documentation includes the information of the NiSource Member or Outside Group, or (v) the provision of which would violate any applicable Law or Order; provided, with respect to (ii) and (iv) above that the Company shall use commercially reasonable efforts to develop an alternative to make such information available, including to make redactions to any such material and provide such redacted materials to such Investor Member.
(c)Each Member shall reimburse the Company for all reasonable, documented, out-of-pocket costs and expenses incurred by the Company in connection with such Member’s exercise of its inspection and information rights pursuant to this Section 9.1.
Section 1.2Financial Reports. The Company shall provide, or otherwise make available, to any Member (unless such Member is a Defaulting Member):
(a)on an annual basis, within 120 days after the end of each fiscal year, an audited consolidated balance sheet, statement of operations and statement of cash flow of NIPSCO and its Subsidiaries;
(b)on a quarterly basis, within 60 days after the end of each fiscal quarter, an unaudited consolidated balance sheet and related quarter and year to date statement of operation and related quarter and year to date statement of cash flow of NIPSCO and its Subsidiaries;
(c)on a monthly basis, within 30 days after the end of each month-end, an unaudited income statement as readily available of NIPSCO and its Subsidiaries and related financial information prepared in the ordinary course;
(d)on an annual basis (or more frequently, if applicable), as soon as reasonably practicable after the approval thereof by the Board, the annual budget and business plan for NIPSCO and its Subsidiaries;
(e)on an annual basis, as soon as reasonably practicable after the approval thereof by the Board, financial forecasts for NIPSCO and its Subsidiaries for the fiscal year, which shall be in such manner and form as approved by the Board, and which shall include a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year;
(f)(i) within 45 days after the end of each fiscal year, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information to date and depreciation will be subject to change based on final year end audit and financial reporting results and (ii) not less than 45 days prior to the due date, including extensions, for the filing of the Company’s federal information return for the immediately preceding taxable year, a final Schedule K-1, along with copies of all other federal, state and local income tax returns or reports filed by the Company for the previous year, as may be required as a result of the operations of the Company, and a schedule of Company book tax differences for the immediately preceding year;
(g)each Investor Member shall promptly upon request by the NiSource Member provide the following information: (i) Form SS-4/IRS determination letter and Form 8832 Entity Classification Election and (ii) Form W-9; and
(h)promptly, upon reasonable notice, any information that is reasonably requested by any Member in order to manage its regulatory or tax affairs or make filings with Governmental Bodies, including but not limited to Federal and Indiana corporate tax returns and financial statements (whether or not audited) for either Investor Member (or the regarded owner of either Investor Member if such Investor Member is a disregarded entity for tax purposes).
Section 1.3Other Business; Corporate Opportunities.

(a)To the extent permitted by applicable Law, any Member and any Affiliate of any Member may engage in, possess an interest in or otherwise be involved in other business ventures of any nature or description, independently or with others, similar or dissimilar to the businesses of the Company Group, and neither the Company nor any other Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the businesses of the Company Group, shall be deemed not to be wrongful or improper so long as it is consistent with all Laws and Orders applicable to the Company and its Subsidiaries.
(b)The Company and each Member expressly acknowledge and agree that, (i) neither the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may, but for the provisions of this Section 9.3, have an interest or expectancy (a “Corporate Opportunity”), and (ii) neither the Members nor any of their respective Affiliates or Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any duty or obligation to the Company by reason of the fact that such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company and each Member expressly renounce any interest in Corporate Opportunities and any expectancy that a Corporate Opportunity will be offered to the Company.
Section 1.4Compliance with Laws.
(a)The Company shall and shall cause its Subsidiaries to use their respective commercially reasonable efforts to procure that the Company and its Subsidiaries and Company Group’s respective Representatives shall not in the course of their actions for, or on behalf of, any member of the Company Group:
(i)offer promise, provide or authorize the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or knowingly indirectly, to any government official, to unlawfully influence official action or secure an improper advantage, or to unlawfully encourage the recipient to improperly influence or affect any act or decision of any Governmental Body, in each case, in order to assist any member of the Company Group in obtaining or retaining business, or otherwise act in violation of any applicable Anti-Corruption Laws;
(ii)violate any applicable Anti-Money Laundering Laws; or
(iii)engage in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violate Sanctions.
(b)The Company shall promptly notify the Members of (i) any allegations of material misconduct by any member of the Company Group or any actions, suits or proceedings by or before any Governmental Body to which any member of the Company Group becomes a party, or to which the Company becomes aware that any Representative of the Company Group (in relation to such Representative’s actions for, or on behalf of, any member of the Company Group) is a party, in each case, relating to any material breach or suspected material breach of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions or (ii) any fact or circumstances of which it becomes aware that would reasonably be expected to result in a breach of this Section 9.4.
Section 1.5Non-Solicit
. Without the prior written consent of the Company, during the term of this Agreement, each Investor Member shall not, shall cause its Affiliates not to, and shall use its reasonable best efforts to procure that other Persons in which it is invested do not, solicit for employment, hire or engage as a consultant any individual who is serving in any position within the then-current NiSource Leadership Team; provided, that this Section 9.5 shall not prohibit any Person from issuing general public solicitations not specifically targeted at the then-current NiSource Leadership Team or from hiring or engaging any Person responding to such general solicitations.

Section 1.6Confidentiality.
(a)Each Member shall, and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company and its Subsidiaries, including their respective assets, business, operations, financial condition and prospects, or with respect to another Member of this Agreement (“Confidential Information”), and to use such Confidential Information only in connection with the operation of the Company and its Subsidiaries or such Member’s administration of its investment in the Company; provided that nothing herein shall prevent any Member from disclosing such Confidential Information (i) upon the Order of any court or administrative agency, (ii) upon the request or demand of any Governmental Body having jurisdiction over such party, (iii) to the extent compelled by legal process or required pursuant to binding requirement of any Governmental Body, (iv) to the other Parties, (v) to such party’s Representatives that in the reasonable judgment of such party need to know such Confidential Information, (vi) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from a Member so long as such transferee agrees to be bound by the provisions of this Section 9.6 as if a Member, or (vii) to actual and prospective limited partners of such Member or its Affiliates in connection with reporting requirements or fundraising efforts; provided, further, that in the case of clauses (i), (ii) or (iii), such Member shall prior to making any disclosure seek a protective order or other relief to prevent or reduce the scope of such disclosure, to the extent legally permissible, notify the other Parties of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available; provided, further, that in the cases of clauses (v) through (vii), such party receiving any Confidential Information is bound to an obligation of confidentiality no less stringent than that contained in this Agreement including such other protective provisions to protect the misuse of material non-public information.
(b)The restrictions in Section 9.6(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives in violation of this Agreement, (ii) is or has been independently developed or conceived by such Member or its Affiliates without use of the Company’s or any of its Subsidiaries’ Confidential Information or (iii) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Subsidiaries, any other Party or any of their respective Representatives; provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing party or any of its Representatives.
(c)Each Party shall inform any Representatives to whom it provides Confidential Information that such information is confidential and instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose Confidential Information to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing Party shall be responsible for any breach of this Section 9.6 by the Person to whom the Confidential Information is disclosed.
(d)The restrictions in Section 9.6(a) shall not restrict any Member and its Affiliates from disclosing any Confidential Information required to be disclosed under applicable securities Laws or the rules of any stock exchange on which any of their securities are traded.
(e)Notwithstanding anything herein to the contrary, the provisions of this Section 9.6 shall survive the termination of this Agreement for a period of three (3) years and, with respect to each Member, shall survive for a period of three (3) years following the date on which such Member is no longer a Member. The provisions of this Section 9.6 shall supersede the provisions of any non-disclosure agreements entered into by the Company (or its Affiliates, including the NiSource Member) and any of the Members (or their respective Affiliates) with respect to the transactions contemplated hereby or by the PSA prior to the Effective Date.
Section 1.7Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of Representatives and other Advisors, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, should any litigation be commenced between the Parties or their Representatives concerning this Agreement or the rights, duties, or obligations hereunder, the Party or Parties prevailing in such proceeding shall be entitled, in addition to any other relief granted, to the reasonable attorneys’ fees and other litigation costs incurred by reason of such litigation.
Section 1.8Obligations in Respect of Financings.
(a)Subject to Section 9.8(b), during the term of this Agreement, the NiSource Member and the Company shall cooperate with each Investor Member as reasonably requested by such Investor Member in connection with any Debt Financing. Such assistance shall include (i) providing to such Investor Member such information as may be reasonably necessary in connection with the Debt Financing, and (ii) taking such other actions as are reasonably requested by such Investor Member to facilitate the consummation of any Debt Financing.
(b)Notwithstanding anything in Section 9.8(a) or this Agreement to the contrary, the cooperation requested by either Investor Member pursuant to Section 9.8(a) shall not (i) unreasonably interfere with the ongoing operations of the NiSource Member or its Subsidiaries, or (ii) require the NiSource Member or any of its Subsidiaries (other than the Company) to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with any Debt Financing, including under any agreement or any document related to any Debt Financing, (C) commit to taking any action (including entering into any Contract) or to otherwise execute any document, agreement, certificate or instrument in connection with any Debt Financing or (D) take any action that would conflict with, violate or breach or result in a violation or breach of or default under any Contract, this Agreement or any other document contemplated hereby or any Law or regulatory requirements. In no event shall the Company or NiSource Member be required to provide information relating to the transactions contemplated hereby or with any other Person in connection with any possible sale or transfer of assets or equity of the Company and its Subsidiaries, any information subject to the attorney-client privilege or any confidential or sensitive information, or relating to any Tax Return.
Section 1.9Credit Support. For so long as there are (a) any guarantees, credit support, letters of credit or financial assurances of a member of the Outside Group related to support obligations of the Company Group, each Member shall pay the portion equal to its Percentage Interest of any payment or draw request on such credit support facilities on or before the applicable payment date required or (b) any guarantees, credit support, letters of credit or financial assurances of the Company or any of its Subsidiaries related to support obligations of a member of the Outside Group, the NiSource Member shall pay all such payments on or before the applicable payment date required. If a Member does not make a payment in accordance with the above, the Company may issue a Capital Call Request Notice in accordance with Section 5.1 for such amount from the applicable Member. For the avoidance of doubt, the failure to make the payment in clauses (a) or (b) prior to a Capital Call Request Notice shall not be an Event of Default and the failure to fund pursuant to a Capital Call Request Notice shall be treated in accordance with Section 5.1. Notwithstanding the foregoing, if the VCOC Investor Member fails to make its payment in accordance with this Section 9.9, the BIP Investor Member shall be obligated to make such payment.

Article X
TAX MATTERS
Section 1.1Tax Classification. The Parties intend that the Company be classified as a partnership for U.S. federal income (and applicable state and local) Tax purposes. Without limiting Section 8.1(a), neither the Company nor any Member shall make any election to change the tax classification of the Company or otherwise take any action inconsistent with such intended tax classification without the consent of the Board (or its designee).
Section 1.2Partnership Representative
.

(a)The NiSource Member is hereby designated the “Partnership Representative” within the meaning of Code Section 6223(a) of the Company. The Partnership Representative shall, if required, designate from time to time a “designated individual” to act on behalf of the Partnership Representative, and such designated individual shall be subject to replacement by the Partnership Representative in accordance with the Code and Treasury Regulations. If any state or local tax law provides for a tax matters partner, partnership representative, or person having similar rights, powers, authority, or obligations, the Partnership Representative shall also serve in such capacity. The Partnership Representative is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, make all decisions regarding permitted elections under the Code, Treasury Regulations, and other state and local tax law with respect to tax proceedings; provided, however, the Partnership Representative shall not enter into any settlement or similar agreement without the consent of the Board (such consent not to be unreasonably withheld, conditioned, or delayed). All Members (and former Members) agree to cooperate with, and to do and refrain from doing any or all things reasonably required by the Partnership Representative in connection with the conduct of all such proceedings or to otherwise allow the Company and the Partnership Representative to comply with the partnership audit provisions of the Code, Treasury Regulations, and similar state and local law. All Members shall cooperate in good faith to amend this Section 10.2 or other provisions of this Agreement as necessary to reflect any statutory amendments or the promulgation of Treasury Regulations or other administrative authority promulgated under the Partnership Audit Rules so as to, to the extent possible, preserve the relative rights, duties, and obligations of the Members hereunder. The Company shall, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative for all third-party expenses (including legal and accounting fees), claims, liabilities, losses, and damages incurred as the Partnership Representative in connection with any examination, administrative, or judicial proceeding, or otherwise acting in its capacity as Partnership Representative.
(b)Notwithstanding anything to the contrary in this Agreement, each Member (including, for purposes of this Section 10.2, any Person who is or becomes a Member but who for any reason ceases to be a Member) (i) hereby covenants to treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner consistent with the treatment of such income, gain, loss deduction, or credit on the tax return of the Company or as determined in a notice of final partnership adjustment pursuant to Section 6226 of the Code, (ii) hereby agrees to indemnify and hold harmless the Company from such Member’s share of any tax and any penalties, interest, and additions to tax attributable to any adjustment to the income, gain, loss, deduction, or credit of the Company pursuant to Section 6226 of the Code, and (iii) hereby agrees to take all other actions as the Partnership Representative may reasonably direct with respect to the Member’s (or, in respect of the Member, the Company’s) tax liabilities, which shall not include filing an amended return for any “reviewed year” to account for all adjustments under Section 6225(a) of the Code properly allocable to the Member as provided in and otherwise contemplated by Section 6225(c) of the Code and any Treasury Regulations that may be promulgated thereunder. If the Company or any other entity in which the Company holds an interest is obligated to pay any amount to a governmental agency or body or to any other Person (or otherwise makes a payment) of any taxes arising under a federal, state, or local tax audit or other proceeding and the Partnership Representative determines that all or a portion of such payment is specifically attributable to a Member (or former Member), then such Member (or former Member) shall reimburse the Company in full for the entire amount paid (including any interest, penalties, and expenses associated with such payment). The obligations of a Member under this Section 10.2 shall survive such Member’s sale or other disposition of its interests in the Company and the termination, dissolution, liquidation, or winding up of the Company.
(c)The Partnership Representative (i) shall keep the Investor Members reasonably informed of any material tax audit, settlement or proceeding and (ii) shall not settle or otherwise compromise a material tax audit, settlement or proceeding that would have a material adverse impact on either Investor Member, without the BIP Investor Member’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).
Section 1.3Tax Elections. Except as otherwise provided by this Agreement, all material elections and decisions required or permitted to be made by the Company under any applicable tax law shall be determined by the NiSource Member; provided however, that any election with respect to taxes that is disproportionately materially adverse to either Investor Member shall require the BIP Investor

Member’s prior consent (such consent not to be unreasonably withheld, conditioned, or delayed). The elections shall include, but not be limited to, the following:
(a)Upon the written request of a Member, the Company may make the election under Section 754 of the Code in accordance with applicable regulations thereunder for the Company and each applicable Subsidiary;
(b)To the extent permitted under Section 706 of the Code, to elect the calendar year as the Company’s taxable year and, (i) for clarity, to the extent the Company is permitted to adopt the calendar year, no other year shall be adopted as the taxable year and (ii) to the extent any additional filings or elections are required, to make such required filings or elections;
(c)To elect the accrual method of accounting;
(d)To elect to amortize any organizational expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Section 709(b) of the Code, and to elect to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code;
(e)If “bonus depreciation” is available with respect to qualified property, the NiSource Member shall make the election described in Section 168(k)(7) of the Code to opt out of “bonus depreciation” for the Taxable Year during which the placed in service date occurs.
(f)Based upon current knowledge of the facts pertaining to the transactions contemplated by the PSA as of the Investment Closing Date, the Company will not report the transactions contemplated by the PSA to the IRS as a “reportable transaction” pursuant to Section 6011 of the Code, the relevant Treasury Regulations and any other administrative practice or procedure;
(g)To the extent permitted by law, to elect to apply the de minimis safe harbor under Treasury Regulations Section 1.263(a)-1(f);
(h)To the extent permitted under Code Section 461(h)(3), to elect the adoption of the exception for certain recurring items;
(i)To the extent permitted under Code Section 461(c), to elect to ratably accrue real property taxes; and
(j)To elect under Code Section 163(j) to be treated as an excepted trade or business.
Section 1.4Cooperation. Each Investor Member shall, and shall cause its Affiliates to, provide to the NiSource Member and its Subsidiaries (including the Company and its Subsidiaries), and the NiSource Member and the Company shall, and shall cause their Affiliates to, provide to each Investor Member, in each case, such cooperation, documentation and information as any of them reasonably may request in connection with (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or (c) preparing for or conducting any Tax audits, examinations or other proceedings by any taxing authority of any Governmental Body.
Section 1.5Withholding
. The Company may withhold and pay over to the United States Internal Revenue Service (or any other relevant Tax authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable Tax Law, on account of a Member, including in respect of distributions made pursuant to Section 5.2 or Section 5.3, and, for the avoidance of doubt, the amount of any such distribution or other payment to a Member shall be net of any such withholding. To the extent that any amounts are so withheld and paid over, such amounts shall be treated as paid to the Person(s) in respect of which such withholding was made. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall offset any distributions to which such Member is entitled concurrently with such withholding or payment and shall be treated as having been distributed to such Member pursuant to Section 5.2 or Section 5.3 at the time such offset is made. To the extent that the cumulative amount of such withholding or payment exceeds the distributions to which such Member is entitled concurrently with such withholding or payment, the amount of such excess shall be promptly paid to the Company by the Member on whose behalf such withholding is required to be made; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding Tax pursuant to an applicable income Tax treaty, or otherwise, such Member shall furnish the Company with such information and forms as such Member may be required to complete where necessary to comply with any and all Laws and regulations governing the obligations of withholding Tax agents, and the Company shall apply such reduced rate of, or exemption from, withholding Tax as reflected on such information and forms that have been provided by such Member. Each Member agrees that if any information or form provided pursuant to this Section 10.5 expires or becomes obsolete or inaccurate in any respect, such Member shall update such form or information.
Section 1.6Certain Representations and Warranties. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company from any and all damages, costs and out-of-pocket expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes.
Article XI
LIABILITY; EXCULPATION; INDEMNIFICATION
Section 1.1Liability; Member Duties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Each Member acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to the approval of such Member pursuant to any provision of this Agreement in the sole and absolute discretion of such Member, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company Group, it being the intent of all Members that such Member, in its capacity as a Member, has the right to make such determination solely on the basis of its own interests.
Section 1.2Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud or willful misconduct.
Section 1.3Indemnification
. The Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suits or proceedings by reason of the fact that such Person is or was a Director or officer of the Company, or is or was a Director or officer of the Company serving at the request of the Company as a director, officer or agent of another limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ and experts’ fees), judgments, settlements, penalties and fines actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, either he or she had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful; provided, however, for the avoidance of doubt, this Section 11.3 shall not apply with respect to any such actions between the Company and such Person or pursuant to claims under the PSA.
Section 1.4Authorization

. To the extent that such present or former Director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 11.3, or in the defense of any claim, issue or matter therein, the Company shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under Section 11.3 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the present or former Director or officer is permissible in the circumstances because such present or former Director or officer has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a Director or officer at the time of such determination, (a) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even with less than a quorum, or (b) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (c) by the NiSource Member and the BIP Investor Member. Such determination shall be made, with respect to former Directors and officers, by any Person or Persons having the authority to act on the matter on behalf of the Company.
Section 1.5Reliance on Information
. For purposes of any determination under Section 11.3, a present or former Director or officer of the Company shall be deemed to have acted in good faith and have otherwise met the applicable standard of conduct set forth in Section 11.3 if his or her action is based on the records or books of account of the Company or on information supplied to him or her by a Director or an officer of the Company in the course of his or her duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. The provisions of this Section 11.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a present or former Director or officer of the Company may be deemed to have met the applicable standard of conduct set forth in Section 11.3.
Section 1.6Advancement of Expenses. Expenses (including reasonable attorneys’ fees) incurred by the present or former Director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company as authorized in the specific case in the same manner described in Section 11.4, upon receipt of a written affirmation of the present or former Director or officer that he or she has met the standard of conduct described in Section 11.3 and upon receipt of a written undertaking by or on behalf of him or her to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Article XI.
Section 1.7Non-Exclusive Provisions. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. The Company hereby acknowledges that certain of its Directors and certain of its Members and the direct and indirect partners therein or owners thereof (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance with respect to their service on the Board (collectively, the “Fund Indemnitors”). The Company hereby agrees: (a) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary) and (b) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, except to the extent that a Fund Indemnitee breaches its undertaking to repay advanced expenses as provided in Section 11.6. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Company shall affect the foregoing and that the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company.
Section 1.8Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a Director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators.
Section 1.9Limitations. Notwithstanding anything contained in this Article XI to the contrary, the Company shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board.
Article XII
REPRESENTATIONS AND WARRANTIES
Section 1.1Members Representations and Warranties. Each Member hereby represents and warrants, severally and not jointly, to the Company and to the other Member as follows:
(a)Such Member is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
(b)The execution and delivery of this Agreement by such Member, and the performance by such Member of its obligations hereunder, have been duly and validly authorized by all requisite action by such Member, and no other proceedings on the part of such Member are necessary to authorize the execution, delivery or performance of this Agreement by such Member.
(c)This Agreement has been duly and validly executed and delivered by such Member, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity.
(d)The execution and delivery by such Member of this Agreement, and the performance by such Member of its obligations hereunder, does not (i) violate or breach its Organizational Documents, (ii) violate any applicable Law to which such Member is subject or by which any of its assets are bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which such Member is a party or by which any of its assets are bound.
(e)Such Member is acquiring its Membership Interests (i) for such Member’s own account and not directly or indirectly for the account of any other Person and (ii) for investment and not with a view to their sale or distribution. Such Member understands that the Membership Interests have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available. Such Member understands that no public market now exists for the Membership Interests and that it is unlikely that a public market will ever exist for the Membership Interests. Such Member understands that its investment in the Company is highly speculative in nature and is subject to a high degree of risk of loss, in whole or in part.
Article XIII
MISCELLANEOUS
Section 1.1Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below (with confirmation of transmission), (c) when sent by internationally-recognized courier in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.
Notices to either Investor Member:
BIP Blue Buyer L.L.C. or BIP Blue Buyer VCOC L.L.C.
345 Park Avenue
New York, NY 10154
Attention: Legal Counsel – Blackstone Infrastructure Partners; Max Wade
Email: BIP-Legal@blackstone.com; max.wade@blackstone.com
with copies to (which shall not constitute notice):
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Allinson
Email: david.allinson@lw.com
and
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Ravi Purohit
Email: rpurohit@paulweiss.com
Notices to the NiSource Member:
NIPSCO Holdings I LLC
290 W. Nationwide Boulevard
Columbus, OH 43215
Attention: Shawn Anderson, Executive Vice President and Chief Financial Officer; Kim Cuccia, Senior Vice President, General Counsel and Corporate Secretary
Email: sanderson@nisource.com; kscuccia@nisource.com
with a copy to (which shall not constitute notice):
McGuireWoods LLP
800 East Canal Street
Richmond, Virginia 23219
Attention: Joanne Katsantonis; Emilie McNally
Email: jkatsantonis@mcguirewoods.com; emcnally@mcguirewoods.com
Notices to the Company:
NIPSCO Holdings II LLC
290 W. Nationwide Boulevard
Columbus, OH 43215
Attention: Shawn Anderson, Executive Vice President and Chief Financial Officer; Kim Cuccia, Senior Vice President, General Counsel and Corporate Secretary
Email: sanderson@nisource.com; kscuccia@nisource.com
with a copy to (which shall not constitute notice):

McGuireWoods LLP
800 East Canal Street
Richmond, Virginia 23219
Attention: Joanne Katsantonis; Emilie McNally
Email: jkatsantonis@mcguirewoods.com; emcnally@mcguirewoods.com
Section 1.2Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that no Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement, and any attempted or purported assignment hereof not in accordance with the terms hereof shall be void ab initio.
Section 1.3Waiver of Partition. Each Member hereby waives any right to partition of the Company property.
Section 1.4Further Assurances. From and after the Effective Date, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to carry out the purposes and intent of this Agreement.
Section 1.5Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, that Covered Persons are express third party beneficiaries of Article XI.
Section 1.6Parties in Interest; Non-Recourse. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, legal representatives and permitted assigns. This Agreement may only be enforced against, and any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except to the extent named as a Party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate (without giving effect to the proviso set forth in the definition thereof), agent or advisor of any Party shall have any liability (whether in contract, tort, equity or otherwise or by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, undercapitalization or any other attempt to avoid or disregard the entity form of any Person not a Party) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties or for any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement. Notwithstanding anything contained herein, in no event shall this Section 13.6 limit in any way or waive any rights the Company or the NiSource Member may have with respect to the Equity Commitment Letter.
Section 1.7Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.
Section 1.8Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 1.9Complete Agreement. This Agreement (including any schedules thereto), constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the Parties hereto or Affiliates thereof, written or oral, to the extent they relate in any way to the subject matter hereof.
Section 1.10Amendment; Waiver. Subject to Article VIII, neither this Agreement nor any other Organizational Document of the Company may be amended (whether by merger or otherwise) except in a written instrument signed by Members owning at least a majority of the Membership Interests; provided, that (a) the prior written consent of any Member shall be required in respect of any such proposed modification, alteration, supplement or amendment that would have a material disproportionate adverse impact on that Member (in its capacity as a Member) as compared to the other Members (in their capacity as Members) and (b) notwithstanding anything in this Agreement to the contrary, Article V, Article VI, Article VII, Article VIII and this Section 13.10 may not be amended other than by a written instrument signed by the BIP Investor Member. In the event that the Company issues Membership Interests to one or more Third Parties pursuant to Section 5.1(c) or Section 7.1, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Members. Any amendment or revision to Schedule 1 that is made by an officer solely to reflect information regarding Members or the Transfer or issuance of Membership Interests made in accordance with the terms of this Agreement shall not be considered an amendment to this Agreement and shall not require any Board or Member approval. Any failure or delay on the part of any Party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.
Section 1.11Governing Law. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
Section 1.12Specific Performance
. The Parties agree that irreparable damage, for which monetary relief, even if available, shall not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of this Agreement and the business and legal understandings among the Members with respect to the Company, and without that right, none of the Members would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 13.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 1.13Escalation; Arbitration.
(a)In connection with any dispute, controversy or claim among the Members relating to or arising out of this Agreement, the Members will use their reasonable efforts to resolve such dispute within thirty (30) days. If the dispute has not been resolved within such thirty (30) day period, the Members will escalate the dispute to the respective Senior Officers, who will meet to discuss and use their reasonable efforts to resolve the dispute. If the Members remain unable to resolve the dispute within thirty (30) days of the initial meeting of the Senior Officers or such later date as the Members subject to such dispute may agree, such dispute shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) utilizing its Commercial Arbitration Rules in effect as of the date the arbitration is commenced. The arbitration shall be conducted before a single arbitrator, if the Parties can agree on the one arbitrator. If the Parties cannot agree on a single arbitrator, there shall be a panel of three arbitrators with one chosen by the BIP Investor Member, one chosen by the NiSource Member, and the third arbitrator selected by the two Members-appointed arbitrators. If a Party fails to appoint an arbitrator within 30 days following a written request by another Party to do so or if the two party-appointed arbitrators fail to agree upon the selection of a third arbitrator, as applicable, within 30 days following their appointment, the additional arbitrator shall be selected by the AAA pursuant to its applicable procedures. Each arbitrator shall be disinterested and have at least 20 years of experience with commercial matters. The arbitrator(s) shall have the power to award any appropriate remedy consistent with the objectives of the arbitration and subject to, and consistent with, all Laws and Orders applicable to the Company and its Subsidiaries (including, for the avoidance of doubt, the necessity of obtaining any requisite authorization, approval or consent of any Governmental Body necessary to implement the appropriate remedy). The decision of the one arbitrator or, if applicable, the majority of the three arbitrators shall be final and binding upon the Parties (subject only to limited review as required by applicable Law). Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction or otherwise enforced in any jurisdiction in any manner provided by applicable Law. The losing Party shall pay the prevailing Party’s attorney’s fees and costs and the costs associated with the arbitration, including expert fees and costs and the arbitrators’ fees and costs; provided, however, that each Party shall bear its own fees and costs until the arbitrator(s) determine which, if any, Party is the prevailing Party and the amount that is due to such prevailing Party. The arbitration proceedings shall take place in Chicago, Illinois and, for the avoidance of doubt, the arbitration proceedings shall be conducted in the English language.
(b)All discussions, negotiations and proceedings under this Section 13.13, and all evidence given or discovered pursuant hereto, will be maintained in strict confidence by all Parties, except where disclosure is required by applicable Law, necessary to comply with any legal requirements of such Party or necessary or advisable in order for a Party to assert any legal rights or remedies, including the filing of a complaint with a court or, based on the advice of counsel, such disclosure is determined to be necessary or advisable under applicable securities Laws or the rules of any stock exchange on which any of such Party’s securities are traded. Disclosure of the existence of any arbitration or of any award rendered therein may be made as part of any action in court for interim or provisional relief or to confirm or enforce such award.
(c)Any settlement discussions occurring and negotiating positions taken by any Party in connection with the procedures under this Section 13.13 will be subject to Rule 408 of the Federal Rules of Civil Procedure and shall not be admissible as evidence in any proceeding relating to the subject matter of this Agreement.
(d)The fact that the dispute resolution procedure specified in this Section 13.13 has been or may be invoked will not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedure, all Parties must continue to perform their respective obligations in good faith. In addition, in no event shall the fact that this provision has been invoked and the pendency of the proceedings limit, suspend, delay or waive any other rights and remedies provided in this Agreement to any Member.
(e)Notwithstanding the agreement to arbitrate contained in this Section 13.13, in the event that either Party wishes to seek a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief in connection with any claim, demand, cause of action, dispute, controversy, or other matter arising out of or relating to this Agreement or the alleged breach thereof, whether such claim sounds in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, each Party shall have the right to pursue such injunctive relief in court, rather than by arbitration. The Parties agree that such action for a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief may be brought in the state or federal courts of Delaware, or in any other forum in which jurisdiction is appropriate.
Section 1.14Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.
Section 1.15Fair Market Value Determination
. In the event the Board makes a determination of Fair Market Value under this Agreement, upon request by the NiSource Member or the BIP Investor Member, so long as such Member holds a Percentage Interest (or, with respect to the BIP Investor Member, the Investor Members collectively hold an aggregate Percentage Interest) greater than 5%, within five Business Days after receiving written notice of the Board’s determination in connection with any determination of Fair Market Value of Membership Interests or other assets under this Agreement (which determination shall be provided by the Company to each Member promptly following the making thereof), the Company shall select a nationally recognized independent valuation firm with no existing or prior business or personal relationship with any Member or any of its Affiliates in the three year period immediately preceding the date of engagement, pursuant to this Section 13.15 (the “Independent Evaluator”) to determine such Fair Market Value. Each of the Company and the requesting Member shall submit their view of the Fair Market Value of the Membership Interests or the relevant asset(s) to the Independent Evaluator, and each party will receive copies of all information provided to the Independent Evaluator by the other party. The final Independent Evaluator’s determination of the Fair Market Value of such Membership Interests or asset(s) shall be set forth in a detailed written report addressed to the Company and the Members within 30 days following the Company’s selection of such Independent Evaluator and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of the Company and the requesting Member submitted to the Independent Evaluator is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Fair Market Value determined by the Company or the requesting Member. Any fees and expenses of the Independent Evaluator incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Independent Evaluator. Notwithstanding the foregoing, the Board’s determination of Fair Market Value under this Agreement shall be conclusive and relied upon by the Members in carrying out their obligations hereunder, unless and until the Independent Evaluator determines otherwise. The pendency of this process shall not excuse the performance of any obligations of a Member hereunder.
Section 1.16Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Actual Performance Management Net Income” means Net Income of NIPSCO Consolidated adjusted for income taxes computed or imputed on Net Income. For these purposes, “NIPSCO Consolidated” is defined as NIPSCO and its consolidated subsidiaries including NIPSCO Accounts Receivable Corporation and its controlling investments in tax equity financings related to renewable projects. On an annual basis, Parent will provide to the Investor Members a schedule calculating Actual Performance Management Net Income including supporting documentation.
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year or other period, after giving effect to the following adjustments:
(a)Add to such Capital Account the following items:
(i)The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and
(ii)The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).
(b)Subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the Allocation Year (or other relevant period).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise; provided, however, that (i) no portfolio company of any investment fund affiliated with or advised by The Blackstone Group Inc. or Blackstone Infrastructure Partners L.P. shall be deemed to be an “Affiliate” of either Investor Member (excluding the Investor Members’ Subsidiaries) and (ii) no investment fund affiliated with or advised by The Blackstone Group Inc. shall be deemed an “Affiliate” of either Investor Member (excluding Blackstone Infrastructure Partners L.P. together with its controlled investment vehicles).
“Allocation Year” means (a) the period commencing on the Investment Closing Date and ending on the immediately succeeding December 31; (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31; or (c) any portion of the period described in preceding clause (a) or (b) for which the Company is required to allocate items of the Company income, gain, loss, deduction or credit.
“Anti-Corruption Laws” means any Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Body.
“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Body.
“Assumed Tax Liability” means, for any Member, the product of (a) such Member’s allocable share of net taxable income of the Company for such Fiscal Year (or applicable portion thereof), reduced by such Member’s allocable share of cumulative net taxable loss of the Company not previously been taken into account (calculated taking into account the effect of any basis adjustment under Code Section 734, 743 or 754 and allocations pursuant to Code Section 704(c)), determined as if such Member has no items of income, gain, loss, deduction or credit other than through the Company, multiplied by (b) the Assumed Tax Rate.
“Assumed Tax Rate” means the highest effective combined marginal U.S. federal, state and local income tax rate applicable to a corporation for such Fiscal Year (taking into account the character of the underlying taxable income) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon). The Assumed Tax Rate shall be the same for each Member.
“Available Cash” means, for any fiscal quarter, the cash flow generated from the normal business operations of the Company and its Subsidiaries in such fiscal quarter, less any amounts that the Board reasonably determines are necessary and appropriate to be retained in order to (a) permit the Company and its Subsidiaries to pay their obligations as they become due in the ordinary course of business, (b) make all payments required or that the Board determines is appropriate under the NiSource Notes, (c) maintain the Company’s and its Subsidiaries’ target regulatory capital structure and investment grade credit metrics, (d) fund planned capital expenditures, (e) maintain an adequate level of working capital, (f) maintain prudent reserves for future obligations (including contingent obligations of the Company and its Subsidiaries), (g) comply with applicable Law, Order, the terms of the Company’s and its Subsidiaries’ Indebtedness (including making any required payments of principal or interest in satisfaction of Indebtedness), or (h) respond to an Emergency Situation, with the requirement of the Company and its Subsidiaries, to make upward cash distributions (on a quarterly basis) of at least 50% of the such applicable entity’s Net Income for the relevant period (but, in any case, no less than all Available Cash).
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York or Delaware are closed generally.
“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:
(a)    To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.6 or Section 5.7 hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(b)    From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.6 or Section 5.7 hereof or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(c)    In the event any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
(d)    In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.
“Capital Contribution” means, with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.
“Change in Control” means with respect to the applicable Party, any person or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) at any time becoming the beneficial owner of more than 50% of the combined voting power of the voting securities of such Party (including through general partner and limited partner arrangements).

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means the Company and each of its Subsidiaries, collectively.
“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Competitor” means any Person that is, or through its Subsidiaries is, directly involved in or competes with the Company Business in the United States. For the avoidance of doubt, a Competitor shall not include any financial sponsors that own equity in any Person that is directly involved in the Company Business in the United States.
“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.
“Covered Person” means any (a) Member, any Affiliate of a Member or any officers, directors, shareholders, partners, members, employees, representatives or agents of a Member or their respective direct or indirect Affiliates, (b) Director, or (c) employee, officer, or agent of the Company or its Affiliates.
“CPI Escalator” means that certain increase calculated annually on the anniversary of the Effective Date by the percentage increase of services measured by the consumer price index as determined by the U.S. Department of Labor, Bureau of Labor Statistics.
“Debt Financing” means any debt financing incurred by the BIP Investor Member or any of its Affiliates (other than the Company), including, the incurrence of any loans or the issuance of any bonds, notes, debentures or hybrid securities.
“Debt-to-Capital Ratio” means the debt-to-capital ratio of NIPSCO as calculated for IURC purposes.
“Depreciation” means, for Allocation Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year or other period, except that (a) with respect to an asset the Gross Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Emergency Expenditure” means amounts required to be incurred in order to respond to an Emergency Situation or to avoid an Emergency Situation in a manner that is consistent with general practices applicable to facilities used in the Company Business or consistent with the past operations of the Company or its Subsidiaries, but only to the extent such expenditures are reasonably designed to ameliorate the consequences, or an immediate threat of any of the consequences, of the issues set forth in the definition of “Emergency Situation”.
“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, any abnormal system condition or abnormal situation requiring immediate action to maintain the system, frequency, loading within acceptable limits or voltage or to prevent loss of firm load, material equipment damage or tripping of system elements that would reasonably be excepted to materially and adversely affect reliability of an electric system or any other occurrence or condition that requires immediate action to prevent or mitigate an immediate and material threat to the safety of Persons or the operational integrity of the assets and business of the Company or its Subsidiaries or any other condition or occurrence requiring prompt implementation of emergency procedures as defined by the applicable transmission grid operator, distribution or transmitting utility.
“Encumber” means to place a Lien against.
“Equity Commitment Letter” means the Equity Commitment Letter dated as of the Investment Closing Date by Blackstone Infrastructure Partners L.P. for the benefit of the Company in the amount equal to $250,000,000 minus the Additional Capital Contribution Amount (as defined in the PSA) (the “Maximum Investor Commitment”).
“Exchange Act” has the meaning set forth in the definition of “Excluded Membership Interests”.
“Excluded Membership Interests” means any Membership Interests or other equity interests in the Company issued in connection with:
(a)any issuance to a Third Party pursuant to and in accordance with Section 7.1;
(b)any arrangement approved unanimously by the Board for the return of income or capital to the Members;
(c)any equity split, equity dividend or any similar recapitalization; or
(d)the commencement of any offering or registration of Membership Interests or other equity interests of the Company or any of its Subsidiaries, pursuant to a registration statement filed in accordance with the United States Securities Act of 1933 (the “Securities Act”) or under the Securities and Exchange Act of 1934 (the “Exchange Act”).
“Excluded Transactions” means Transactions in the ordinary course of the Company Business, with respect to (i) tax equity financings related to renewable projects, or (ii) pilot programs and similar undertakings by the Company or its Subsidiaries in connection with the Company Business.
“Fair Market Value” means, with respect to any asset (including equity interest), the price at which the asset would change hands between a willing buyer and a willing seller that are not affiliated parties, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset. In valuing Membership Interests, no consideration of any control, liquidity or minority discount or premium shall be taken into account. Fair Market Value shall be determined by the Board in accordance with the foregoing, subject to Section 13.15.
“FERC” means the U.S. Federal Energy Regulatory Commission or any successor agency thereto.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.
“Governmental Body” means any national, foreign, federal, regional, state, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal, including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or the transmission or transportation thereof, including any regional transmission operator, independent system operator and any market monitor thereof.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
l

(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as determined by the Board, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 5.1 shall be as set forth on Schedule 1.
(b)    The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; and (v) the acquisition of an interest in the Company upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, however, adjustments pursuant to clause (i), clause (ii), and clause (iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and provided further, if any non-compensatory option is outstanding, Gross Asset Values shall be adjusted in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)    The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board
(d)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
(e)    If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.
“Indebtedness” means indebtedness or long term debt or similar instruments as those terms are calculated or determined by IURC.
“Investor Call Trigger” means (i) either Investor Member fails to fund all or any portion of its share of a Mandatory Capital Contribution or any Additional Funding Requirement (other than a Mandatory Capital Contribution) in respect of two (2) events if either Investor Member indicated it would do so in its Response to Capital Call but failed to do so within the time period specified in Section 5.1; provided, that the NiSource Member shall be required to provide notice to the BIP Investor Member immediately upon any Investor Member’s first event of failure to fund that would trigger this right, (ii) the Investor Members’ aggregate Percentage Interest is equal to or less than five percent (5%), or (iii) the NiSource Member elects to pursue a spin off, split off or similar transaction of the Company, NIPSCO or an Affiliate; provided, in the case of this clause (iii), the NiSource Member may not exercise its Call Right unless the Spin Return Threshold would be satisfied in the event such contemplated transaction is consummated.
“Investor Consent Threshold” means a Percentage Interest equal to or greater than 19.9%; provided, that, solely in the event the Investor Members’ aggregate Percentage Interest is reduced in connection with issuances of Membership Interests in compliance with Sections 5.1 or 7.1, such reference to “19.9%” shall be replaced by “17.5%”.
“IRR” means, at any time of determination, the actual annual rate of return of the Investor Members (specified as a percentage) taking into account only the following, on a cash-in, cash-out basis: (a) all capital contributions actually made to the Company by or on behalf of the Investor Members or any of its Permitted Transferees with respect to their Membership Interests on or before such date, and (b) all cash distributions to the Investor Members or any of their respective Permitted Transferees on or before such date. For the avoidance of doubt, the IRR calculation would not include any tax payments at the Investor Members level. The IRR will be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating the IRR as is reasonably determined by the Board), and will be based on the actual dates of funding of such capital contributions and the actual dates of receipt of such cash distributions and proceeds.
“IURC” means the Indiana Utility Regulatory Commission.
“Law” means any law (statutory, common or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Body, including all regulatory requirements emanating from state and federal regulators of the Company Group’s businesses and operations.
“Liens” means all liens, encumbrances, mortgages, deeds of trust, pledges, security interests, charges, claims, proxy, voting trust or transfer restrictions, under any stockholder or similar agreement or Organizational Document.
“Maximum Investor Commitment” has the meaning set forth in the definition of “Equity Commitment Letter”.
“Member” means each of the NiSource Member and the Investor Members, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2).
“Membership Interests” means membership interests of the Company.
“MOIC” means, as of any measurement time, with respect to any holder of Membership Interests, the number resulting from the quotient of (i) the cumulative amount of distributions received by such holder (or its predecessors in interest) in respect of such Membership Interests divided by (ii) the cumulative amount of all capital contributions made to the Company by such holder (or its predecessors in interest) in respect of such Membership Interests prior to such time or, in the case of the Investor Members, the cumulative amount of the Purchase Price (as defined in the PSA) under the PSA paid by the Investor Members to the Parent (as defined therein); provided that, for the purpose of foregoing calculation, the Investor Members shall be aggregated and treated as a single holder.
“Net Income” means the Net Income attributable to the applicable entity in its consolidated GAAP income statement adjusted to (i) reflect non-GAAP adjustments included in the Parent’s consolidated non-GAAP reporting associated with the applicable entity and recorded in accordance with the Parent’s non-GAAP policy in effect as of the date of the income statement, and (ii) add post-tax Pension & OPEB Non-Service Cost if it is an expense and subtract post-tax Pension & OPEB Non-Service Cost in cases when this item is income. For reference, the Parent’s non-GAAP policy is to that certain non-GAAP policy in effect as of the Investment Closing Date.
“New Securities” means any Membership Interests or other equity interests in the Company, other than any Excluded Membership Interests.
“NiSource Leadership Team” means any individual serving as an officer at any Company Group.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“OFAC” means the U.S. Office of Foreign Assets Control.
“Order” means any order, ruling, decision, verdict, decree, writ, award, judgment, injunction, or other similar determination or finding of any Governmental Body.
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.
“Outside Group” means the Parent and its Subsidiaries, other than the Company and its Subsidiaries.
“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as enacted in Public Law 114-74, as may be amended, including any final or temporary Regulations, other administrative guidance or case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax law).
“Partnership Representative” means, with respect to any Allocation Year, the Person designated for such year as the partnership representative for the Company pursuant to section 6223(a) of the Code or with respect to the tax law of any state or foreign jurisdiction, as a representative pursuant to a provision of law of such state or foreign jurisdiction corresponding to Section 6223(a) of the Code and shall also include the Person through whom a Partnership Representative acts.
“Percentage Interest” means, in respect of any Member, their relative ownership in the Membership Interests, expressed as a percentage, which shall be deemed to be equal to the number of Membership Interests that such Member owns divided by the total number of Membership Interests then outstanding.
“Permitted Transferee” means, with respect to the NiSource Member or either Investor Member, (a) a directly or indirectly wholly owned Subsidiary of such Member, (b) an Affiliate of such Member of which such Member is, directly or indirectly, a wholly owned Subsidiary (an “Affiliate Parent”), or (c) an Affiliate of such Member that is a wholly owned Subsidiary of an Affiliate Parent.
“Persons” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Preemptive Right Share” means a ratio of (a) the number of Membership Interests held by such Member with Preemptive Rights, to (b) the total number of Membership Interests then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.
“President” means the President of NIPSCO.
“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;
(c)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(d)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;
(e)    Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
(f)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.7 or Section 5.8 shall not be taken into account in computing Profits or Losses.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.7 and Section 5.8 shall be determined by applying rules analogous to those set forth in clause (a) through clause (f) of this definition
“Prohibited Competitor” means (i) any Competitor listed on Appendix (A) hereto, as may be updated from time to time in accordance with Section 6.3(b) and (ii) any person owned or controlled by an entity existing under the laws of a country or territory that is subject to, or a target of, any Sanctions.

“PSA” means the Purchase and Sale Agreement, dated June 17, 2023, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated July 6, 2023, in each case, by and among the Company, the NiSource Member and the BIP Investor Member.
“Qualified Designee” means (i) with respect to NiSource Member, an employee of Parent or its Affiliates that is an officer of any such entity and (ii) with respect to BIP Investor Member, an employee of the BIP Investor Member or its parent company that is an officer or comparable position of such entity or is otherwise affiliated with such entity; provided, that a “Qualified Designee” shall not include any Person so long as such Person is (a) a director, officer, employee, or other Person affiliated with a Prohibited Competitor or (b) any Person convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction) or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, or (c) any Person that would create a material reputational risk to the Company based on a good faith determination by the Board.
“Qualified Transferee” means any Person so long as such Person is (i) an asset manager with “assets under management” (as such term is commonly defined in the private equity industry) of at least $5,000,000,000, (ii) a Person with its equity interests listed on a nationally recognized stock exchange which has a market capitalization of at least $5,000,000,000 or (iii) a Person that based on its most recent audited balance sheet has at least $5,000,000,000 of assets, and/or in all cases, is in the good faith determination of the Board of being financially capable of carrying out the obligations and promptly paying all liabilities as they become due and payable under and in accordance with this Agreement and such Person is not a Prohibited Competitor; provided, that a Person that consummated a foreclosure pursuant to Section 6.2(b) shall be deemed a Qualified Transferee.
“Qualifying Core Assets” means assets utilized in connection with the conduct of the Company’s and its Subsidiaries’ business on which the Company reasonably expects (a) that it or its Subsidiaries will be eligible to include in the applicable rate base, and (b) to earn a return through rates approved by FERC (or such other Governmental Body that may then be applicable) that are commercially reasonable (to be determined by the Board in good faith) and are not otherwise inconsistent with applicable FERC (or such other Governmental Body, as the case may be) rate precedent. For the avoidance of doubt, “Qualifying Core Assets” shall also include necessary or ancillary expenses to support such assets (including working capital).
“Rate Base Amount” means an amount equal to the net utility plant of the Company and its Subsidiaries, taken as a whole, as determined based on the most recently filed FERC Form 1s for the Company and each of its Subsidiaries.
“Representatives” means the directors, officers, employees, agents and Advisors of a Party.
“Sanctioned Country” means a country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk and Luhansk People’s Republics in eastern Ukraine).
“Sanctioned Person” means, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Governmental Body described in the definition of “Sanctions,” (b) any Person operating, organized, domiciled or resident in a Sanctioned Country, (c) the government of, or a Governmental Body or government official of, any Sanctioned Country or of Venezuela, or (d) any Person directly or indirectly owned or otherwise controlled by, acting for or on behalf of, or acting at the direction of, any such Person described in clauses (a), (b), or (c).
“Sanctions” means any trade or economic sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, His Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.
“Securities Act” has the meaning set forth in the definition of “Excluded Membership Interests”.

“Senior Officers” means with respect to the NiSource Member, the Chief Executive Officer of the Parent, and with respect to the Investor Members, the Global Head of Infrastructure of Blackstone Inc.
“Spin Return Threshold” means the Investor Return Threshold and the MOIC Return Threshold.
“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Tag Portion” means an amount of Membership Interests equal to the specified quantity of Tag-Along Offered Membership Interests multiplied by the applicable Investor Member’s Percentage Interest.
“Target Performance Management Net Income” means the financial model output reflected in the “Net Income – Controlling Interests – GAAP” row of the .PDF labeled “Project Blue – Seller Model and Non-GAAP Policy.pdf” and attached to an email from the BIP Investor Member’s counsel to the NiSource Member’s counsel copying Representatives of the BIP Investor Member and the NiSource Member on December 28, 2023 at 4:16 p.m. Eastern Standard Time.
“Tax” or “Taxes” means any federal, state, local or foreign taxes, including income, gross receipts, capital stock, capital gains, franchise, profits, license, withholding, payroll, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, excise, transfer, value added, import, export, alternative minimum, estimated or other tax, duty, assessment or governmental charge in the nature of a tax, including any interest, penalty or addition thereto.
“Tax Return” means any return, claim for refund, report, election, form, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Third Party” means, with respect to a Member, another Person that is not another Member or an Affiliate of a Member.
“Transfer” shall mean, with respect to the legal or beneficial ownership of any of a Member’s Membership Interests, any sale, assignment, transfer, pledge, encumbrance, hypothecation or other similar arrangement or disposal, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law (through a Change in Control or otherwise) including by the entry into any contract, option or other arrangement, or the granting or imposition of any Lien, that gives any Person other than the Member, whether or not upon the occurrence or nonoccurrence of an event, the right to acquire any Membership Interests or any interest therein, to vote any Membership Interest, or to require that any Membership Interests be transferred, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law. For the avoidance of doubt and notwithstanding the foregoing, none of the following shall constitute a Transfer: (i) a sale, assignment, transfer, or other disposition of equity interests in any Member or any direct or indirect parent of such Member in which such Member represents less than 50% of the Fair Market Value of all of the assets directly or indirectly held by such Member or direct or indirect parent the equity interests of which are being disposed, except in any such case as expressly set forth in Section 6.2(b), (ii) a Change in Control of the NiSource Member or indirect transfers of Membership Interests resulting solely from acquisitions and dispositions of equity interests of Blackstone Inc., Parent or their respective Affiliates on the New York Stock Exchange, (iii) any direct or indirect transfer of equity interests in either Investor Member that does not result in a Change in Control of such Investor Member, and (iv) as permitted under Section 6.2(b).

Section 1.17Terms Defined Elsewhere in this Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the sections indicated:

Term	Section
AAA	Section 13.13(a)
Affiliate Agreements	Section 2.14(a)
Affiliate Agreement Default	Section 2.14(c)
Affiliate Agreement Default Notice	Section 2.14(c)
Agreement	Preamble
BIP Investor Member	Preamble
Blocker Seller	Section 6.7
Board	Section 2.1
Board Observer	Section 2.13
Call Consummation Period	Section 5.1(e)
Call Exercise Price	Section 5.1(e)
Call Notice	Section 5.1(e)
Call Right	Section 5.1(e)
Capital Request Funding Date	Section 5.1(a)
Capital Request Notice	Section 5.1(a)
Company	Preamble
Company Business	Section 1.3(a)
Confidential Information	Section 9.6(a)
Contributing Member	Section 5.1(b)(ii)
Contribution Unfunded Amount Notice	Section 5.1(b)
Corporate Opportunity	Section 9.3(b)
Cure Period	Section 5.1(e)
Default Notice	Section 2.14(c)
Defaulting Member	Section 4.2
Designated Alternate	Section 2.2(e)
Directors	Section 2.1
Drag-Along Buyer	Section 6.5(a)
Drag-Along Notice	Section 6.5(b)
Drag-Along Right	Section 6.5(a)
Drag-Along Sale	Section 6.5(a)
Event of Default	Section 4.1
Event of Dissolution	Section 4.3(a)
Excess Contribution	Section 5.1(b)(i)
Fund Indemnitees	Section 11.7
Fund Indemnitors	Section 11.7
Independent Evaluator	Section 13.15
Investment Closing Date	Recitals
Investor Directors	Section 2.2(b)
Investor Members	Preamble
Investor Return Thresholds	Section 6.5(h)
Lock-Up Period	Section 6.1(b)
Mandatory Capital Contribution	Section 5.1(a)

Measurement Period	Schedule 2
MOIC Return Threshold	Section 6.5(h)
NIPSCO	Section 2.14(b)
NiSource Directors	Section 2.2(d)
NiSource Member	Preamble
NiSource Notes	Section 2.14(b)
Non-Transferring Member	Section 6.3(a)
Over-Contributing Member	Section 5.1(b)(i)
Parent	Preamble
Partnership Representative	Section 10.2
Party	Preamble
Preemptive Right	Section 7.1
Preemptive Right Notice Period	Section 7.1
Preemptive Right Participation Notice	Section 7.1
Pro Rata Request Amount	Section 5.1(a)
Regulatory Allocations	Section 5.7(h)
Response To Capital Call	Section 5.1(a)
Sale Notice	Section 6.3(a)(i)
Sale Period	Section 6.3(a)(ii)
Seller Model	Schedule 2
Senior Management Termination Event	Schedule 2
Senior Management Member	Schedule 2
Subject Membership Interests	Section 6.3(a)
Tag-Along Buyer	Section 6.4(a)
Tag-Along Notice	Section 6.4(a)
Tag-Along Offered Membership Interests	Section 6.4(a)
Tag-Along Sale	Section 6.4(a)
Total Number of Directors	Section 2.2(a)
Transferring Member	Section 6.3(a)
Unfunded Amount	Section 5.1(b)
Unfunded Amount Loan	Section 5.1(b)(ii)(A)
VCOC Investor Member	Preamble
Section 1.18Other Definitional Provisions. The following shall apply to this Agreement:
(a)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.
(b)The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”

(d)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day. In addition, notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.
(e)Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(f)The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(g)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(h)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(i)Any reference to any Contract shall be a reference to such agreement or Contract, as amended, amended and restated, modified, supplemented or waived.
(j)Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.
(k)For all purposes of this Agreement (including the determination of a Member’s Percentage Interest and its entitlement, if applicable, to designate one or more Directors), such Member and its Permitted Transferees shall be deemed to be, and shall be treated as, one and the same Member.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

The Company: NIPSCO Holdings II LLC By: /s/ Shawn Anderson Name: Shawn Anderson Title: President and Chief Financial Officer

[Signature Page to Second A&R LLCA NIPSCO Holdings II LLC]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

NiSource Member: NIPSCO Holdings I LLC By: /s/ Shawn Anderson Name: Shawn Anderson Title: President and Chief Financial Officer

Solely with respect to Article VI:

Parent: NiSource Inc. By: /s/ Shawn Anderson Name: Shawn Anderson Title: Executive Vice President and Chief Financial Officer

[Signature Page to Second A&R LLCA NIPSCO Holdings II LLC]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

BIP Investor Member: BIP Blue Buyer L.L.C. By: BIP Holdings Manager L.L.C., its managing member By: /s/ Sebastian Sherman Name: Sebastian Sherman Title: Senior Managing Director

VCOC Investor Member: BIP Blue Buyer VCOC L.L.C. By: BIP Holdings Manager L.L.C., its managing member By: /s/ Sebastian Sherman Name: Sebastian Sherman Title: Senior Managing Director

[Signature Page to Second A&R LLCA NIPSCO Holdings II LLC]

Schedule 1
Schedule of Members

Name	Address	Percentage Interest	Capital Accounts
NIPSCO Holdings I LLC	NIPSCO Holdings I LLC c/o NiSource Inc. 135 North Pennsylvania Street Suite 1610 Indianapolis, IN 46204	80.1%
BIP Blue Buyer L.L.C.	BIP Blue Buyer L.L.C. 345 Park Avenue New York, NY 10154	15.3841%
BIP Blue Buyer VCOC L.L.C.	BIP Blue Buyer VCOC L.L.C. 345 Park Avenue New York, NY 10154	4.5159%

    [Schedule of Members]

Schedule 2
Senior Management Termination Event

Appendix A
PROHIBITED COMPETITORS